Exhibit (d)(3)

ASSET PURCHASE AGREEMENT

Dated as of November 10, 2009

8.4	Access to Information and Business Employees	55
8.5	Conduct of Business Until Time of Closing	56
8.6	Disclosure Supplements	57
8.7	Negative Covenant	57
8.8	Risk of Loss	57
8.9	S&N’s Covenant	58
8.10	Insurance	58
8.11	Obtaining of Consents and Approvals; Termination of Certain Contracts	58
8.12	Access to Records	59
8.13	Net Worth	59
8.14	Cooperation	60
8.15	GST Election	60
8.16	Section 22 Election in Respect of Accounts Receivable	60
8.17	Assumed Liabilities Election	60
8.18	Restrictive Covenant Election	61
8.19	Prior Agreements	61
8.20	Privacy Laws	61
8.21	Post Closing Support	62
8.22	Use of “Nucryst” Name	63
8.23	Third Party Confidential Information	63
8.24	Regarding Representations and Warranties	64
8.25	Notices of Material Changes	64
8.26	Satisfaction of Conditions	65
8.27	Refraining from Action	65
8.28	Necessary Filings	66
8.29	Non-Solicitation	66
8.30	Purchaser Damages	70
8.31	Liquidated Damages	70
ARTICLE 9 INDEMNIFICATION		71
9.1	Indemnification by the Vendor and Subsidiary	71
9.2	Indemnification by S&N Canada and S&N Overseas	72
9.3	Notice of Claim	72
9.4	Direct Claims	73
9.5	Third Party Claims	73
9.6	No Delay	74
9.7	Set-off	74
9.8	Tax and Other Adjustments	75
9.9	Exclusive Remedy	75
9.10	Indemnification – Non-Merger	75
9.11	Third Party Indemnification	76
9.12	Minimum and Maximum Liability	76
ARTICLE 10 CLOSING		76
10.1	Location and Time of the Closing	76
10.2	Deliveries at the Closing	76
10.3	Delivery of Books and Records	77

- ii -

ARTICLE 11 DISPUTE RESOLUTION		77
11.1	Reasonable Commercial Efforts to Settle Disputes	77
11.2	Arbitration	77
ARTICLE 12 TERMINATION		78
12.1	Termination	78
ARTICLE 13 GENERAL MATTERS		79
13.1	Public Disclosure	79
13.2	Expenses	79
13.3	Sales Taxes	80
13.4	Assignment	80
13.5	Notices	80
13.6	Time of Essence	81
13.7	Further Assurances	82
13.8	Counterparts	82

SCHEDULES

SCHEDULES

Schedule 2.1.1	-	Accounts Receivable
Schedule 2.1.2	-	Prepaid Expenses
Schedule 2.1.3	-	Inventories
Schedule 2.1.4	-	Property and Equipment
Schedule 2.1.5	-	Contracts
Schedule 2.1.7	-	Equipment Leases
Schedule 2.1.10	-	Goodwill
Schedule 2.2.6	-	Excluded Tangible Property
Schedule 3.1.1	-	Accounts Payable
Schedule 3.1.2	-	Employee Payables
Schedule 3.1.3	-	Deferred Revenue
Schedule 3.1.4	-	Excluded Contract Liabilities
Schedule 4.4	-	Purchase Price Adjustment
Schedule 4.5	-	Allocation of Purchase Price for Tax Purposes
Schedule 5.1.4	-	Charges
Schedule 5.1.8	-	Key Approvals and Consents
Schedule 5.1.11	-	Financial Statements
Schedule 5.1.12	-	Absence of Changes
Schedule 5.1.13	-	Premises Lease Disclosure
Schedule 5.1.15	-	Employment Matters
Schedule 5.1.18	-	Labour Matters
Schedule 5.1.19	-	Employee Plans
Schedule 5.1.20	-	Contracts and Leases
Schedule 5.1.21	-	Environmental and Occupational, Health and Safety Matters
Schedule 5.1.22	-	Insurance
Schedule 5.1.23	-	Intellectual Property
Schedule 5.1.24	-	Permits
Schedule 5.1.26	-	Litigation and Other Proceedings
Schedule 5.1.29	-	Computers

- iii -

Schedule 5.1.30	-	Tax Matters
Schedule 5.1.33	-	Suppliers
Schedule 5.1.35	-	Transferred Personal Information
Schedule 6.4.4	-	Employment Liabilities
Schedule 8.11.2	-	Contracts to be Terminated

EXHIBITS

Exhibit 7.1.7	-	Keep Well Agreement
Exhibit 7.1.8	-	Environmental Indemnity Agreement
Exhibit 7.1.9	-	Support Agreement
Exhibit 7.1.12.2	-	Landlord’s Consent
Exhibit 7.1.12.5	-	Assignment, Assumption and Release Agreement
Exhibit 7.1.12.7	-	Opinion of Nucryst’s Counsel
Exhibit 7.1.12.8	-	Non-Competition Agreement
Exhibit 7.1.12.9	-	Executive Non-Competition Agreements
Exhibit 7.1.12.10	-	Consulting Agreement

- iv -

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 10th day of November, 2009,

AMONG:

NUCRYST PHARMACEUTICALS CORP., a corporation incorporated under the laws of the Province of Alberta (the “Vendor”), and NUCRYST PHARMACEUTICALS INC., a corporation incorporated under the laws of the State of Delaware, USA (the “Subsidiary”) (the Vendor and the Subsidiary are sometimes hereinafter referred to collectively as “Nucryst”)

- and -

SMITH & NEPHEW INC., a corporation incorporated under the laws of Canada (“S&N Canada”), and SMITH & NEPHEW (OVERSEAS) LIMITED, a corporation incorporated under the laws of England and Wales, (“S&N Overseas”) (S&N Canada and S&N Overseas are sometimes hereinafter referred to collectively as “S&N”)

RECITALS:

A.	Nucryst primarily carries on the business of developing and manufacturing medical devices and pharmaceutical products for sale to S&N that fight infection and inflamation based on its patented atomically disordered nanocrystalline silver technology (collectively, the “Business”);

B.	Nucryst wishes to sell, transfer and assign the Purchased Assets, as hereinafter defined, and S&N wishes to purchase the Purchased Assets and assume the Assumed Liabilities, on and subject to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, in addition to terms defined elsewhere in this Agreement, the following terms have the following meanings:

1.1.1	“ABCA” means the Business Corporations Act (Alberta);

1.1.2	“Accounts Payable” has the meaning attributed to such term in Section 3.1.1;

1.1.3	“Accounts Receivable” has the meaning attributed to such term in Section 2.1.1;

1.1.4	“Acquisition Proposal” means any inquiry or the making of any proposal to the Vendor, the Subsidiary or the Vendor Shareholders from any Person which constitutes or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from the Vendor, the Subsidiary or the Vendor Shareholders of more than 20% of any securities of Vendor; (ii) any acquisition of a substantial amount of assets of the Vendor or the Subsidiary; (iii) an amalgamation, arrangement, merger, or consolidation involving the Vendor or the Subsidiary; (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization or similar transaction involving the Vendor or the Subsidiary; or (v) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or which would reasonably be expected to materially reduce the benefits to S&N under this Agreement;

1.1.5	“Affiliate” has the meaning attributed to such term in the ABCA;

1.1.6	“Agreement” means this agreement and all schedules and exhibits attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement and unless otherwise indicated, references to Articles and Sections are to Articles and Sections in this agreement;

1.1.7	“Annual Statements Date” means December 31, 2008;

1.1.8	“Applicable Canadian Securities Laws” means, collectively, and as the context may require, the securities legislation of each of the provinces of Canada, and the rules, regulations, policies published and/or promulgated thereunder, as such may be amended from time to time prior to the Closing Date;

1.1.9	“Assumed Liabilities” has the meaning attributed to such term in Section 3.1;

1.1.10	“Assumption Agreement” has the meaning attributed to such term in Section 3.1;

1.1.11	“BASF Proceeding” means the patent opposition relating to European patent number 1274473 (Title: Antimicrobial Bioabsorbable Materials) commenced by Ciba Specialty Chemicals Holding Inc., which has been assigned by it to BASF Specialty Chemicals Holding GmbH;

1.1.12	“Books and Records” has the meaning attributed to such term in Section 2.1.13;

1.1.13	“Business” has the meaning attributed to such term in Recital A;

1.1.14	“Business Day” means a day other than a Saturday, Sunday or a day when banks in Calgary, Alberta or New York, New York are not generally open for business;

1.1.15	“Business Employees” has the meaning attributed to such term in Section 5.1.15;

1.1.16	“Charge” means any security interest, lien, charge, pledge, encumbrance, mortgage, adverse claim or title retention agreement of any nature or kind;

1.1.17	“Claim” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review;

1.1.18	“Closing” means the completion of the sale and purchase of the Purchased Assets pursuant to this Agreement at the Time of Closing;

1.1.19	“Closing Date” means four (4) Business Days following satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.3, or such earlier or later date as may be agreed upon in writing by the parties as the date upon which the Closing will take place;

1.1.20	“Computer Equipment”, “Computer Software” and “Computer Systems Contracts” have the meanings attributed to such terms respectively in Section 5.1.29;

1.1.21	“Confidentiality Agreement” means the Evaluation and Non-Disclosure Agreement dated May 22, 2009 between S&N US and the Vendor;

1.1.22	“Contracts” has the meaning attributed to such term in Section 2.1.5;

1.1.23	“Damage Notice” has the meaning attributed to such term in Section 8.8;

1.1.24	“Deferred Revenue” has the meaning attributed to such term in Section 3.1.3;

1.1.25	“Direct Claim” has the meaning attributed to such term in Section 9.3;

1.1.26	“Dispute” has the meaning attributed to such term in Section 11.1;

1.1.27	“Employees” means the Business Employees and the Non-Business Employees, collectively and “Employee” means any one of them;

1.1.28	“Employee Payables” has the meaning attributed to such term in Section 3.1.2;

1.1.29	“Employee Plans” means all written plans, arrangements, agreements, programs, policies, whether funded or unfunded, insured or uninsured, registered or unregistered to which the Vendor is a party or bound by or in which the employees of the Business participate or under which the Vendor has, or will have, any liability or contingent liability under or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the employees of the Business (or any spouses, dependants, survivors or beneficiaries of any such persons), but shall not include (i) statutory benefit plans which the Vendor is required to participate in or comply with in respect of the Business, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation, (ii) any equity-based incentive or compensation plans, (iii) any benefit or retirement savings plans established for the benefit of employees of the Business providing services in the United States, and (iv) salary, wages or bonuses, including variable pay bonuses under the Vendor’s employee incentive program;

1.1.30	“Environment”, “Environmental Law” and “Environmental Permits” have the meanings attributed to such terms respectively in Section 5.1.21;

1.1.31	“Environmental Indemnity Agreement” means the agreement in the form annexed to this Agreement as Exhibit 7.1.8;

1.1.32	“Equipment Leases” has the meaning attributed to such term in Section 2.1.7;

1.1.33	“Excise Tax Act” means the Excise Tax Act (Canada);

1.1.34	“Excluded Assets” has the meaning attributed to such term in Section 2.2;

1.1.35	“Excluded Liabilities” has the meaning attributed to such term in Section 3.2;

1.1.36	“Final Payment Date” means the date which is 90 days after the Closing Date, or such other date determined in accordance with Section 4.4.8;

1.1.37	“Financial Statements” means:

1.1.37.1	the audited balance sheet and audited statement of income of the Vendor for the financial year ended December 31, 2008; and

1.1.37.2	the unaudited balance sheet and unaudited statement of income of the Vendor for the period ended June 30, 2009;

1.1.38	“GAAP” means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or its successor, applicable as at the date on which the calculation is made or required to be made in accordance with GAAP;

1.1.39	“Governmental Authority” means any domestic or foreign government, regulatory authority, governmental department, agency, commission, bureau, official, minister, Crown corporation, court, board, tribunal, dispute settlement panel or body or other law, rule or regulation-making entity: (i) having jurisdiction on behalf of Canada or any other nation and any province, territory, state, municipality or other geographic or political subdivision thereof; or (ii) exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power, including the TSX and NASDAQ, if applicable;

1.1.40	“GST” means Taxes exigible or payable pursuant to the Excise Tax Act;

1.1.41	“Income Tax Act” means the Income Tax Act (Canada);

1.1.42	“Indemnified Party” means the party hereto who makes a Claim for indemnification under Article 9;

1.1.43	“Indemnifying Party” means the party hereto responsible for providing indemnification to the Indemnified Party under Article 9;

1.1.44	“Indemnity Claim” has the meaning attributed to such term in Section 9.3;

1.1.45	“Information Circular” means the management proxy circular of the Vendor to be sent by the Vendor to the Vendor Shareholders in connection with the Meeting;

1.1.46	“Insurance Policies” has the meaning attributed to such term in Section 5.1.22;

1.1.47	“Intellectual Property” means:

1.1.47.1	trade-marks, design marks, logos, service marks, certification marks, official marks, trade names, business names, corporate names, trade dress, distinguishing guises, slogans, meta tags, and other characters, brand elements or other distinguishing features used in association with wares or services, whether or not registered or the subject of an application for registration and whether or not registrable, and associated goodwill (“Trade-marks”);

1.1.47.2	inventions, arts, processes, machines, articles of manufacture, compositions of matter, business methods, formulae, trade secrets, developments and improvements, whether or not patented or the subject of an application for patent and whether or not patentable, methods and processes for making any of them, and related documentation (whether in written or electronic form) and know-how (“Inventions”);

1.1.47.3	literary works, artistic works, pictorial works, graphic works, musical works, dramatic works, audio visual works, performances, sound recordings and signals, including their content, and any compilations of any of them, whether or not registered or the subject of an application for registration and whether or not registrable (“Works”);

1.1.47.4	industrial designs, whether or not registered or the subject of an application for registration and whether or not registrable (“Designs”);

1.1.48	“Intellectual Property Rights” means:

1.1.48.1	any common law principle or statutory provision which provides rights in Intellectual Property, including all:

1.1.48.1.1	common law rights and registrations, pending applications for registration and rights to file applications for the Trade-marks, including all rights of priority;

1.1.48.1.2	patents, pending patent applications and rights to file applications for the Inventions, including all rights of priority and rights in continuations, continuations-in-part, divisions, reissues, renewals, re-examinations, exclusions, reissues and other derivative applications and patents;

1.1.48.1.3	copyrights in Works and all registrations, pending applications for registration and rights to file applications for Works and all moral rights and benefits of waivers of moral rights in Works;

1.1.48.1.4	industrial design rights, design patents, design registrations, pending patent and design applications and rights to file applications for Designs, including all rights of priority and rights in continuations, continuations-in-part, divisions, re-examinations, reissues and other derivative applications;

1.1.48.1.5	trade secrets, as defined by the laws of Canada or any province of Canada or the United States of America or any State of the United States of America; and

1.1.48.1.6	all rights to enforce the rights and obtain remedies for a violation of any of the rights listed in Section 1.1.48.1 and/or any Intellectual Property listed in Section 1.1.47;

1.1.49	“Inventories” has the meaning attributed to such term in Section 2.1.3;

1.1.50	“Investment Canada Act” means the Investment Canada Act (Canada);

1.1.51	“Keep Well Agreement” means the agreement in the form annexed to this Agreement as Exhibit 7.1.7;

1.1.52	“Knowledge of the Vendor”, means the knowledge that David B. Holtz, David C. McDowell or Carol Amelio have, or would have obtained, after having made or caused to be made all reasonable inquiries necessary to obtain informed knowledge, including inquiries of the records of the Vendor and the Subsidiary provided that reasonable inquiries shall not include any public registry searches or the conduct of any analysis to determine whether the Vendor or the Subsidiary has infringed upon any other Person’s Intellectual Property Rights or whether any third party has infringed upon the Intellectual Property Rights of the Vendor or the Subsidiary;

1.1.53	“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking or property, and emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking or property;

1.1.54	“Leases” means Equipment Leases and the Premises Lease, collectively;

1.1.55	“Licence Agreements” has the meaning attributed to such term in Section 5.1.23.8;

1.1.56	“Licensed IP” means the Intellectual Property and Intellectual Property Rights owned by Persons other than the Vendor or the Subsidiary and which the Vendor or the Subsidiary use, or are entitled to use, under license;

1.1.57	“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and all professional fees and disbursements on a 100 percent, complete indemnity basis;

1.1.58	“Mailing Date” means November 30, 2009 or such other date agreed to by the Vendor and S&N;

1.1.59	“Material Adverse Effect” means any effect resulting from a change, occurrence or state of facts that is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise) of the Business, the Purchased Assets or the Assumed Liabilities or the ability of the Vendor to perform its obligations under this Agreement in any material respect, but “Material Adverse Effect” shall not include a change resulting or arising from a matter that prior to the date hereof was known to S&N;

1.1.60	“Meeting” means the meeting of the Vendor Shareholders to be held to consider the Special Resolution and related matters, and any adjournments thereof;

1.1.61	“Misrepresentation” has the meaning ascribed thereto in Applicable Canadian Securities Laws;

1.1.62	“NASDAQ” means NASDAQ Global Market;

1.1.63	“Non-Business Employees” has the meaning attributed to such term in Section 5.1.15;

1.1.64	“Non-Competition Agreement” has the meaning attributed to that term in Section 7.1.12.8;

1.1.65	“Nucryst’s Counsel” means the firm of Bennett Jones LLP, or such other counsel as Nucryst may appoint with respect to this Agreement and the matters contemplated hereby;

1.1.66	“Originating Persons” means current and former employees, officers, directors and consultants of the Vendor or the Subsidiary who materially contributed to the creation of the material Owned IP (for greater certainty, material Owned IP includes the Owned IP listed in Schedule 5.1.23);

1.1.67	“Owned IP” means the Intellectual Property that is owned by the Vendor or the Subsidiary, including the Intellectual Property Rights related thereto, but excluding the Trade-Mark “Nucryst” or any variation thereof or any domain name incorporating “Nucryst” or related thereto;

1.1.68	“Pension Plan” means any Employee Plan which is a plan, scheme or arrangement providing pensions, superannuation benefits or retirement savings, including pension plans, top up pensions or supplemental pensions, a “registered retirement savings plan” (as defined in the Income Tax Act), a “registered pension plan” (as defined in the Income Tax Act) or a “retirement compensation arrangement” (as defined in the Income Tax Act);

1.1.69	“Permits” has the meaning attributed to such term in Section 5.1.24;

1.1.70	“Permitted Charge” means the security interest granted by the Vendor to De Lage Landen Financial Services Canada Inc. in respect of an Equipment Lease and registered at Alberta Personal Property Registry on June 21, 2006 as Registration Number 06062138265;

1.1.71	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted;

1.1.72	“Post Closing Adjustment” has the meaning attributed to that term in Section 4.4.6;

1.1.73	“Post Closing Period” has the meaning attributed to that term in Section 4.4.1;

1.1.74	“Premises” means the premises of the Vendor used in the Business, located at 10102 – 114 Street, Fort Saskatchewan, Alberta;

1.1.75	“Premises Lease” means the amended and restated lease of the Premises made effective September 1, 2008 between Sherritt International Corporation, as landlord, and the Vendor as tenant;

1.1.76	“Prepaid Expenses” has the meaning attributed to such term in Section 2.1.2;

1.1.77	“Prior Agreements” means, collectively, the following:

1.1.77.1	that amended and restated supply agreement between the Vendor and S&N Canada, S&N US and TJ S&N dated September 30, 2007 (the “Prior Supply Agreement”);

1.1.77.2	that manufacturing technology escrow agreement between S&N Canada, S&N US, TJ S&N, the Vendor (under its prior name Westaim Biomedical Corp.), the Subsidiary (under its prior name Westaim Biomedical Inc.) and Computershare Trust Company of Canada (as successor in interest to Montreal Trust Company of Canada) dated May 8, 2001, as amended up to the date of this Agreement (the “Prior Manufacturing Technology Escrow Agreement”);

1.1.77.3	that security trust agreement between the Vendor (under its prior name Westaim Biomedical Corp.) and Computershare Trust Company of Canada (as successor in interest to Montreal Trust Company of Canada) dated May 8, 2001, as amended up to the date of this Agreement (the “Prior Security Trust Agreement”);

1.1.77.4	that trust indenture between the Vendor (under its prior name Westaim Biomedical Corp.), the Subsidiary (under its prior name Westaim Biomedical Inc.) and Computershare Trust Company of Canada (as successor in interest to Montreal Trust Company of Canada) dated May 8, 2001, as amended up to the date of this Agreement (the “Prior Trust Indenture”);

1.1.77.5	that subordination and non-disturbance agreement between Computershare Trust Company of Canada, in its capacity as security trustee (as successor in interest to Montreal Trust Company of Canada), Computershare Trust Company of Canada, in its capacity as trustee (as successor in interest to Montreal Trust Company of Canada), S&N Canada, S&N US, TJ S&N, the Vendor (under its prior name Westaim Biomedical Corp.) and the Subsidiary (under its prior name Westaim Biomedical Inc.) dated May 8, 2001, as amended up to the date of this Agreement (the “Prior Subordination and Non-Disturbance Agreement”); and

1.1.77.6	that video production agreement between the Vendor and S&N US dated April 4, 2007 (the “Prior Video Production Agreement”);

1.1.78	“Prior License Agreement” means the amended and restated license and development agreement among the Vendor, the Subsidiary, S&N US and TJ S&N dated September 30, 2007;

1.1.79	“Privacy Laws” means any Laws that regulate the collection, use or disclosure of personal information;

1.1.80	“Proceeding” has the meaning attributed to such term in Section 5.1.26;

1.1.81	“Property and Equipment” has the meaning attributed to such term in Section 2.1.4;

1.1.82	“Purchase Price” has the meaning attributed to such term in Section 4.1;

1.1.83	“Purchased Assets” has the meaning attributed to such term in Section 2.1;

1.1.84	“Purchaser Damages Event” has the meaning set forth in Section 8.30;

1.1.85	“S&N US” means Smith & Nephew, Inc., a corporation incorporated under the laws of the State of Delaware;

1.1.86	“S&N’s Counsel” means the firm of Gowling Lafleur Henderson LLP or such other counsel as S&N may appoint with respect to this Agreement and the matters contemplated hereby;

1.1.87	“S&N’s Information” means the information required to be included in the Information Circular under Applicable Canadian Securities Laws concerning S&N and its businesses, operations and affairs;

1.1.88	“Special Resolution” means the special resolution of the Vendor Shareholders, voting as a single class, in respect to this Agreement, and the transactions contemplated hereby, and any matters ancillary thereto to be voted upon at the Meeting;

1.1.89	“Substance” has the meaning attributed to such term at Section 5.1.21.1.6;

1.1.90	“Superior Proposal” has the meaning attributed to that term in Section 8.29.2.6.1;

1.1.91	“Support Agreement” means the agreement in the form annexed to this Agreement as Exhibit 7.1.9;

1.1.92	“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

1.1.93	“Taxes” includes any taxes, duties, fees, premiums, assessments, reassessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada Pension Plan and other government pension plan premiums or contributions;

1.1.94	“Third Party Claim” has the meaning attributed to that term in Section 9.3;

1.1.95	“Time of Closing” means 10:00 a.m., Calgary time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties;

1.1.96	“TJ S&N” means T.J. Smith & Nephew Limited, a corporation formed and organized under the laws of England and Wales;

1.1.97	“Transferred Personal Information” means the personal information (namely, information about an identifiable individual other than their business contact information when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to S&N or any of its representatives or agents by or on behalf of Nucryst or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to S&N prior to the execution of this Agreement;

1.1.98	“TSX” means the Toronto Stock Exchange;

1.1.99	“U.S. Securities Laws” means the federal and state securities legislation of the United States and all rules, regulations and orders promulgated thereunder, as amended from time to time, and the rules of NASDAQ;

1.1.100	“Vendor Shareholder Approval” means the authorization, by special resolution at a duly convened shareholders’ meeting, of the sale of all or substantially all of the assets of the Vendor pursuant to this Agreement;

1.1.101	“Vendor Shareholders” means the holders from time to time of one or more Vendor Shares;

1.1.102	“Vendor Shares” means the common shares of the Vendor;

1.1.103	“Warranty Rights” means has the meaning attributed to such term in Section 2.1.12; and

1.1.104	“Westaim” means The Westaim Corporation.

1.2	Schedules and Exhibits

The following Schedules and Exhibits are attached to and incorporated by reference into this Agreement:

SCHEDULES

Schedule 2.1.1	-	Accounts Receivable
Schedule 2.1.2	-	Prepaid Expenses
Schedule 2.1.3	-	Inventories
Schedule 2.1.4	-	Property and Equipment
Schedule 2.1.5	-	Contracts
Schedule 2.1.7	-	Equipment Leases
Schedule 2.1.10	-	Goodwill
Schedule 2.2.6	-	Excluded Tangible Property
Schedule 3.1.1	-	Accounts Payable
Schedule 3.1.2	-	Employee Payables
Schedule 3.1.3	-	Deferred Revenue
Schedule 3.1.4	-	Excluded Contract Liabilities
Schedule 4.4	-	Purchase Price Adjustment
Schedule 4.5	-	Allocation of Purchase Price for Tax Purposes

Schedule 5.1.4	-	Charges
Schedule 5.1.8	-	Key Approvals and Consents
Schedule 5.1.11	-	Financial Statements
Schedule 5.1.12	-	Absence of Changes
Schedule 5.1.13	-	Premises Lease Disclosure
Schedule 5.1.15	-	Employment Matters
Schedule 5.1.18	-	Labour Matters
Schedule 5.1.19	-	Employee Plans
Schedule 5.1.20	-	Contracts and Leases
Schedule 5.1.21	-	Environmental and Occupational, Health and Safety Matters
Schedule 5.1.22	-	Insurance
Schedule 5.1.23	-	Intellectual Property
Schedule 5.1.24	-	Permits
Schedule 5.1.26	-	Litigation and Other Proceedings
Schedule 5.1.29	-	Computers
Schedule 5.1.30	-	Tax Matters
Schedule 5.1.33	-	Suppliers
Schedule 5.1.35	-	Transferred Personal Information
Schedule 6.4.4	-	Employment Liabilities
Schedule 8.11.2	-	Contracts to be Terminated

EXHIBITS

Exhibit 7.1.7	-	Keep Well Agreement
Exhibit 7.1.8	-	Environmental Indemnity Agreement
Exhibit 7.1.9	-	Support Agreement
Exhibit 7.1.12.2	-	Landlord’s Consent
Exhibit 7.1.12.5	-	Assignment, Assumption and Release Agreement
Exhibit 7.1.12.7	-	Opinion of Nucryst’s Counsel
Exhibit 7.1.12.8	-	Non-Competition Agreement
Exhibit 7.1.12.9	-	Executive Non-Competition Agreements
Exhibit 7.1.12.10	-	Consulting Agreement

1.3	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4	Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

1.5	Currency

Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency.

1.6	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7	Entire Agreement

This Agreement, including the Schedules and Exhibits hereto, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties hereto. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or the agreements and other documents to be delivered pursuant to this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or the agreements and other documents to be delivered pursuant to this Agreement, and none of the parties to this Agreement has been induced to enter into this Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.8	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.9	Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

1.10	Calculation of Time Periods

Unless otherwise specified in this Agreement, time periods within which or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

1.11	References to Statutes

Unless otherwise specified, any reference in this Agreement to any statute includes all regulations made under or in connection with that statute from time to time, and is to be construed as a reference to that statute as amended, supplemented or replaced from time to time.

1.12	Successors and Assigns

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

ARTICLE 2

PURCHASED ASSETS

2.1	Agreement to Purchase and Sell Purchased Assets

Subject to the terms and conditions of this Agreement, on the Closing Date the Vendor shall sell and S&N Canada shall purchase, as of and with effect from the opening of business on the Closing Date, the Vendor’s entire right, title and interest in and to its property and assets related to the business of manufacturing medical products for sale to S&N other than Excluded Assets (the “Contract Manufacturing Business”). In addition, on the Closing Date, the Vendor and the Subsidiary shall sell to S&N Overseas all of their right, title and interest in and to the Owned IP and the Licensed IP, other than Excluded Assets (the “Transferred IP”). The Contract Manufacturing Business and the Transferred IP (collectively the “Purchased Assets”), without limiting the generality of the foregoing shall include:

2.1.1	all trade accounts receivable and all trade debts accruing, payable or due to the Vendor or the Subsidiary, including any GST or other Taxes applicable to or included in such amounts and the full benefit of all security for such trade accounts receivable and trade debt, such receivables and trade debts being listed (in an aged format), described and fair value ascribed thereto (incorporating a reasonable provision for uncollectible amounts if appropriate) in Schedule 2.1.1, determined in accordance with GAAP (the “Accounts Receivable”) and included as a line item on Schedule 4.4;

2.1.2	the full benefit of all prepaid expenses (excluding all prepaid insurance premiums including the insurance premium to be paid by the Vendor for the insurance to be purchased by it pursuant to Section 8.10) and deposits, such prepaid expenses and deposits being listed, described and fair value ascribed thereto in Schedule 2.1.2, determined in accordance with GAAP (the “Prepaid Expenses”) and included as a line item on Schedule 4.4;

2.1.3	all inventories of every kind owned by the Vendor and the Subsidiary, including finished goods, raw materials, packaging materials, work-in-progress and other materials and supplies, such inventories being listed, described and fair value ascribed thereto in Schedule 2.1.3, determined in accordance with GAAP (the “Inventories”) and included as a line item on Schedule 4.4;

2.1.4	all tangible capital property and equipment of the Vendor but not of the Subsidiary, including but not limited to: manufacturing equipment, office furnishings and equipment, Computer Equipment, Computer Software, vehicles, leasehold improvements and accessories whether located on the Premises or elsewhere, such property and equipment being listed, described and fair value ascribed thereto on Schedule 2.1.4, determined in accordance with GAAP (the “Property and Equipment”);

2.1.5	all right, title and interest of the Vendor and the Subsidiary in those contracts, agreements, leases, licenses and other legally binding instruments listed and described in Schedule 2.1.5 (collectively, the “Contracts”);

2.1.6	the Premises Lease, including all benefits, rights and options pursuant to such agreement and all leasehold improvements forming part thereof;

2.1.7	all agreements for the lease or rental of tangible property and equipment, other than the Premises Lease, such as office equipment and computer equipment, and all benefits, rights and options pursuant to such agreements, true and complete copies of which are attached as Schedule 2.1.7 (the “Equipment Leases”);

2.1.8	to the extent transferable, the full benefit of all the Permits, including those Permits set out in Schedule 5.1.24;

2.1.9	all right, title and interest of the Vendor or the Subsidiary to the Owned IP, including the Intellectual Property listed in Schedule 5.1.23 and all right, title and interest of the Vendor and the Subsidiary in those contracts, agreements, leases and licenses relating to the Licensed IP;

2.1.10	the goodwill of the Business (but excluding any goodwill relating to the Excluded Assets), including the exclusive right to represent S&N as carrying on the Business as successor to Nucryst and including all right, title and interest of Nucryst, to and in respect of all elements which contribute to the goodwill of the Business, including the goodwill represented by packaging, labeling, advertising, marketing and promotional materials, supplier lists and the logo set forth in Schedule 2.1.10;

2.1.11	all right, title and interest of the Vendor in and to the Prior License Agreement;

2.1.12	the full benefit of all warranties, warranty rights, performance bonds and indemnities (implied, express or otherwise) against manufacturers, sellers or contractors which apply to any of the Purchased Assets to the extent the same are capable of being assigned (collectively, the “Warranty Rights”); and

2.1.13	originals or copies of all business and financial records (whether or not recorded on computer), including all lists of suppliers, all surveys, plans and specifications relating to the property subject to the Premises Lease, if any, and all operating manuals, engineering standards and specifications, historical design and development records, testing specifications, trial records and other information used in the conduct of the Business or the operation of the Purchased Assets or any of them in the possession or control of the Vendor or the Subsidiary (collectively, the “Books and Records”).

2.2	Excluded Assets

The Purchased Assets shall not include:

2.2.1	cash of the Vendor and the Subsidiary, including cash equivalents and near cash investments such as government securities, guaranteed investment certificates, money market funds and short-term deposits at financial institutions;

2.2.2	the shares of the Subsidiary held by the Vendor and any amounts receivable from the Subsidiary on account of loans made by the Vendor to the Subsidiary;

2.2.3	amounts accruing, receivable or due to the Vendor or the Subsidiary from any (i) Affiliate or related party of the Vendor or the Subsidiary, (ii) shareholder, director or officer of the Vendor or the Subsidiary or any Affiliate or related party of the Vendor or the Subsidiary or (iii) any Affiliate or related party of any such shareholder, director or officer;

2.2.4	any amount accruing to, receivable by or due to each of the Vendor and the Subsidiary from any Governmental Authority on account of Taxes;

2.2.5	the interest of each of the Vendor and the Subsidiary in any litigation disclosed on Schedule 5.1.26 and in the proceeds of any judgment, order or decree issued or made in respect thereof;

2.2.6	the interest of each of the Vendor and the Subsidiary in (i) tangible capital property and equipment, including computer servers and related equipment used to run the Vendor’s electronic mail system described in Schedule 2.2.6, (ii) any contract, agreement or commitment not listed in Schedule 2.1.5, (iii) any premises lease, other than the Premises Lease, and (iv) any tangible assets of the Vendor or the Subsidiary whether owned or leased located at the Subsidiary’s facility in Princeton, New Jersey;

2.2.7	the Insurance Policies and all prepaid insurance premiums in respect thereof (provided that S&N will nevertheless be covered as an insured under the insurance to be purchased by the Vendor pursuant to Section 8.10);

2.2.8	the Trade-Mark ‘Nucryst’ or any variation thereof or any domain name incorporating or related thereto; and

2.2.9	the Employee Plans and Pension Plans;

which assets are referred to, collectively, in this Agreement as the “Excluded Assets”.

ARTICLE 3

ASSUMPTION OF LIABILITIES

3.1	Agreement to Assume and Assign Assumed Liabilities

Subject to the terms of this Agreement, S&N shall assume, pay, discharge and perform, as the case may be, from and after the Closing Date only the following liabilities and obligations of the Vendor (and, where stated below in this Section 3.1, the Subsidiary) arising in connection with the Business (collectively, the “Assumed Liabilities”):

3.1.1	all trade accounts payable and trade debts accrued, payable or due by the Vendor (but not the Subsidiary) to its suppliers of goods or services utilized or procured in connection with the conduct of the Business, as listed (in an aged format), described and fair value ascribed thereto in Schedule 3.1.1 determined in accordance with GAAP (the “Accounts Payable”) and included as a line item on Schedule 4.4;

3.1.2	all amounts of salary and wages and the variable pay bonuses referred to in Section 6.4.2 that as of the Time of Closing have been accrued but not paid by the Vendor to its Business Employees, the obligation to make statutory withholdings in connection with such salary, wages and bonuses and all accrued but unused vacation time, as listed, described and fair value ascribed thereto in Schedule 3.1.2, determined in accordance with GAAP and included as a line item on Schedule 4.4, but excluding any amounts payable or due by the Vendor in respect of Employee Plans or Pension Plans (the “Employee Payables”);

3.1.3	all amounts accrued, payable or due by the Vendor in connection with payments received by the Vendor prior to the Closing Date in excess of services provided prior to the Closing Date or for services to be provided subsequent to the Closing Date, commonly referred to as “deferred revenue” or “unearned revenue”, as listed, described and fair value ascribed thereto in Schedule 3.1.3, determined in accordance with GAAP (the “Deferred Revenue”) and included as a line item on Schedule 4.4;

3.1.4	all obligations to be performed, by S&N on and after the Closing Date under the Contracts (except the Contracts listed in Schedule 3.1.4), the Premises Lease, the Equipment Leases and the Permits assigned to S&N by the Vendor or the Subsidiary and assumed by S&N which by the terms and conditions thereof are to be observed, paid, discharged or performed at any time on or after the Closing Date and which arise out of events occurring on or after the Closing Date;

3.1.5	all covenants, duties and obligations of the Vendor arising under or relating to the Prior License Agreement; and

3.1.6	all obligations to be performed and costs incurred, including, without limitation, all legal costs and expenses on and after the Closing Date, arising from the BASF Proceeding, which will shall be transferred to S&N as at the Closing Date;

but S&N shall not be liable for, or assume, any other obligations or liabilities of the Vendor or the Subsidiary whatsoever, including without limitation the Excluded Liabilities. At the Time of Closing, S&N shall deliver an assumption agreement, in form and substance satisfactory to Nucryst and S&N, (the “Assumption Agreement”) to the foregoing effect.

3.2	Excluded Liabilities

The Assumed Liabilities shall not include:

3.2.1	any amount accrued, payable or due by the Vendor or the Subsidiary to any (i) Affiliate or related party of the Vendor, (ii) shareholder, director or officer of the Vendor, in such person’s capacity as a shareholder, director or officer, or any Affiliate or related party of the Vendor or (iii) any Affiliate or related party of any such shareholder, director or officer;

3.2.2	any amount accrued, payable or due by the Vendor or the Subsidiary to any Governmental Authority on account of Taxes, regardless of whether such amount is assessed, reassessed or otherwise sought to be collected by such Governmental Authority before or after the Closing Date;

3.2.3	any debt of the Vendor or the Subsidiary to any Person in the business of lending money or providing financing (debt, equity or other capital), including any bank, trust or loan company, private equity, mezzanine or similar provider of capital, or capital, leasing or finance company from time to time for obligations, including indebtedness, capital leases, guarantees and other financial assistance;

3.2.4	any debt of the Vendor or the Subsidiary to any Person, whether interest-bearing or not, other than the Assumed Liabilities;

3.2.5	the obligations of the Vendor or the Subsidiary in connection with any litigation or other proceeding, whether or not disclosed on Schedule 5.1.26, and payments of any judgment, order or decree issued or made in respect of any such litigation or other proceeding (except as expressly provided for in Section 3.1.6);

3.2.6	any liability of the Vendor or the Subsidiary for any personal injuries claims arising by reason of the occurrence on or before the Closing Date of any injury, accident or other alleged damage-causing event with respect to the operations of the Vendor or the Subsidiary on or prior to the Closing Date or relating to finished goods sold by the Vendor or the Subsidiary on or before the Closing Date that provide the basis for a personal injury claim after the Closing Date;

3.2.7	any liability of the Vendor or the Subsidiary for any claims, demands, actions or proceedings relating to the Excluded Assets or, except as provided in Section 6.4.3, Business Employees and Non-Business Employees;

3.2.8	any liability of the Vendor or the Subsidiary for any breach by the Vendor or the Subsidiary, at any time, of any Laws, including Environmental Laws, relating to the operation of the Business or use of the Purchased Assets;

3.2.9	any liability incurred or accrued due prior to the Closing Date under any Contract, the Premises Lease, the Equipment Leases and the Permits, unless such liability is expressly set out in Section 3.1;

3.2.10	any liability of the Vendor or Subsidiary under contracts not listed in Schedule 2.1.5; and

3.2.11	any liability of the Vendor or the Subsidiary under the Contracts listed in Schedule 3.1.4;

which liabilities are referred to, collectively, in this Agreement as the “Excluded Liabilities”.

ARTICLE 4

PURCHASE PRICE AND RELATED MATTERS

4.1	Purchase Price

The aggregate purchase price payable by S&N to Nucryst hereunder for the Purchased Assets (the “Purchase Price”) shall be $21,000,000, subject to adjustment pursuant to the provisions of Section 4.2 and Section 4.4. In addition, S&N Canada shall pay to the Vendor the amount set forth in Section 6.4.3.

4.2	Closing Working Capital Adjustment

Nucryst and S&N acknowledge that the Purchase Price for the Purchased Assets was determined based on the assumption that as at the Closing Date the book value of the Inventories plus Accounts Receivable plus Prepaid Expenses would equal the book value of Accounts Payable plus Employee Payables plus Deferred Revenue. At the Closing, the Purchase Price will be adjusted:

4.2.1	in the event that the book value of the Inventories plus Accounts Receivable plus Prepaid Expenses exceeds the book value of Accounts Payable plus Employee Payables plus Deferred Revenue, by adding an amount equal to such excess; and

4.2.2	in the event that the book value of Accounts Payable plus Employee Payables plus Deferred Revenue exceeds the book value of the Inventories plus Accounts Receivable plus Prepaid Expenses, by subtracting an amount equal to such excess.

4.3	Payment of the Purchase Price

The Purchase Price will be satisfied by S&N at the Time of Closing, subject to adjustment in accordance with Section 4.2, as follows:

4.3.1	as to the Purchase Price, by effecting a wire transfer at or prior to the Time of Closing of immediately available funds to an account designated in writing by the Vendor not less than two Business Days before the Closing Date; and

4.3.2	by assuming the Assumed Liabilities.

4.4	Post Closing Adjustments

4.4.1	The parties hereto acknowledge that Schedule 4.4 as tabled at Closing is an estimate of the items and amounts reflected thereon and agree that the operation of the Business by S&N for a period of 90 days after the Closing Date (the “Post Closing Period”) will allow S&N to conclusively determine and confirm the amount, validity, accuracy and completeness of the Inventories, Accounts Receivable and Prepaid Expenses included in Purchased Assets as at the Closing Date and the Accounts Payable and Employee Payables and Deferred Revenue included in Assumed Liabilities as at the Closing Date.

4.4.2

If, as a result of such review, S&N concludes that any amount set out on Schedule 4.4 for Inventories, Accounts Receivable and Prepaid Expenses included in Purchased Assets as at the Closing Date or the Accounts Payable and Employee Payables and Deferred Revenue included in Assumed Liabilities as at the Closing Date is invalid, inaccurate or incomplete, other than Accounts Receivable due from S&N (unless such Accounts Receivable are based on estimated S&N sales) and Accounts Payable due to S&N, which amounts are not subject to adjustment, S&N will propose a revised Schedule 4.4. In addition, if, during the Post Closing Period, (a) amounts relating to the conduct of the Business prior to the Closing Date are collected by S&N in connection with Contracts assigned to S&N hereunder and such amounts were not included in Accounts Receivable as at the Closing Date, as set out in Schedule 4.4, Accounts Receivable shall be increased by the aggregate of such amounts; (b) amounts included in Accounts Receivable as set out in Schedule 4.4 and Accounts Receivable relating to the time prior to the Closing Date that should have been but were not set out in Schedule 4.4 are not collected despite S&N’s reasonable commercial efforts to do so in the ordinary course of its business, Accounts Receivable shall be reduced by such amounts; or (c) S&N makes payment to satisfy claims by suppliers of goods or services relating to the conduct of the Business prior to the Closing Date which were not included in Accounts Payable as at the Closing Date as set out in Schedule 4.4, Accounts Payable shall be increased by such amounts (provided that S&N will provide details of any such claims to the Vendor promptly upon receipt of same). Nucryst shall provide to S&N such assistance and additional information as S&N requests, acting reasonably, to conduct the review contemplated in this Section 4.4.

4.4.3	On or before 15 Business Days prior to the Final Payment Date, S&N shall provide the Vendor with an analysis or accounting of the adjustments required to be made to, and the adjusted amounts of, the Inventories, Accounts Receivable and Prepaid Expenses included in the Purchased Assets as at the Closing Date and the Accounts Payable and Employee Payables and Deferred Revenue included in the Assumed Liabilities as at the Closing Date in the form of a revised Schedule 4.4.

4.4.4	If the value of the Inventories plus Accounts Receivable plus Prepaid Expenses exceeds the value of the Accounts Payable plus Employee Payables plus Deferred Revenue, as reflected in the revised Schedule 4.4, the Purchase Price shall be adjusted by adding an amount equal to such excess.

4.4.5	If the value of the Accounts Payable plus Employee Payables exceeds the value of the Inventories plus Accounts Receivable plus Prepaid Expenses plus Deferred Revenue, as reflected in the revised Schedule 4.4, the Purchase Price shall be adjusted by subtracting an amount equal to such excess.

4.4.6	If the Purchase Price as determined pursuant to this Section 4.4 is (a) higher than that determined on Closing pursuant to Section 4.2, S&N shall pay the amount of such difference to the Vendor (on behalf of Nucryst), together with interest on that amount calculated from the Closing Date up to and including the date of payment at the rate of 5% per annum, plus any applicable GST which is either owing or refundable; or (b) lower than that determined on Closing pursuant to Section 4.2, Nucryst shall pay the amount of the difference to S&N Canada (on behalf of S&N) together with interest on that amount calculated from the Closing Date up to and including the date of payment at the rate of 5% per annum, plus any applicable GST which is either owing or refundable (the “Post Closing Adjustment”). If GST is refundable, the Vendor will deliver to S&N Canada any supporting documents required under the regulations to the Excise Tax Act or any other applicable Tax Law in respect of the refund.

4.4.7	If, on or before seven Business Days prior to the Final Payment Date, the Vendor has not notified S&N of any disagreement, then all such information provided pursuant to Section 4.4.3 shall be deemed to be accepted by all the parties hereto and any payment required on account of any Post Closing Adjustment shall be made by Nucryst or S&N to the other, as the case may be, on or before the Final Payment Date.

4.4.8	If, on or before seven Business Days prior to the Final Payment Date, the Vendor notifies S&N in writing that it disagrees with any aspect of the information provided pursuant to Section 4.4.3, then such items shall be considered Disputes to be settled in accordance with the provisions of Article 11, and the Final Payment Date shall be delayed to a date which is 10 Business Days after the date on which an arbitration award is issued.

4.4.9	Any Post Closing Adjustment shall be paid in the form of certified cheque, bank draft, wire transfer or other immediately available funds on the Final Payment Date payable by Nucryst or S&N to the other, as the case may be.

4.5	Allocation of Purchase Price for Tax Purposes

The parties hereto, in filing their respective Tax Returns, shall allocate:

4.5.1	the Purchase Price among the Purchased Assets;

4.5.2	responsibility for payment of the Purchase Price and assumption of the Assumed Liabilities as between S&N Canada and S&N Overseas according to which of the Purchased Assets are being purchased, and which of the Assumed Liabilities are being assumed, by each of them and in what respective proportions; and

4.5.3	entitlement to receipt of the Purchase Price as between the Vendor and the Subsidiary according to which of the Purchased Assets are being sold by each of them and in what respective proportions;

in a manner consistent with Schedule 4.5 as adjusted pursuant to this Article 4. No party hereto will take a position with any Governmental Authority charged with the collection of any Taxes or in any judicial proceedings which would be inconsistent with such allocation.

4.6	Payments

Any reference in this Agreement or in any document delivered pursuant to this Agreement to payment by certified cheque or bank draft means payment by negotiable cheque certified by a Canadian chartered bank or Canadian trust company or official bank draft drawn on a Canadian chartered bank. Any reference in this Agreement or in any document delivered pursuant to this Agreement to payment by electronic transfer of funds means a wire transfer using the Canadian Payments Association’s Large Value Transfer System.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	By the Vendor

The Vendor and the Subsidiary jointly and severally represent and warrant to S&N as follows and acknowledge that S&N is relying upon the following representations and warranties in connection with the purchase of the Purchased Assets, despite any investigation made by or on behalf of S&N. Any statement in this Agreement that is not expressly qualified by a reference to an exception contained in a schedule to this Agreement will prevail, despite anything to the contrary that is disclosed in the schedule:

5.1.1	Incorporation and Status of the Vendor and the Subsidiary. The Vendor is duly incorporated and validly existing under the laws of the Province of Alberta. The Subsidiary is duly incorporated and validly existing under the laws of Delaware.

5.1.2	Corporate Power and Due Authorization. Subject to obtaining Vendor Shareholder Approval, each of the Vendor and the Subsidiary has all necessary corporate power and capacity to enter into, and to perform its obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by each of the Vendor and the Subsidiary and upon Vendor Shareholder Approval, will be a valid and binding obligation of the Vendor and the Subsidiary, enforceable against them in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

5.1.3	No Rights to Acquire Purchased Assets. There are no agreements, options or other rights pursuant to which either the Vendor or the Subsidiary is, or may become, obligated to sell, assign, transfer or lease any of the Purchased Assets other than pursuant to purchase orders accepted by the Vendor or the Subsidiary in the ordinary course of the Business, consistent with past practice.

5.1.4

Right to Sell, and Title to, Purchased Assets. The Vendor or the Subsidiary, as the case may be, is the absolute beneficial owner of all of the Purchased Assets (subject to the qualifications with respect to ownership of Intellectual Property set forth in Section 5.1.23.2) and has good and marketable title thereto, in each case free of all Charges except, in the case of Licensed IP, Leases, Contracts and Permits, for the rights of the other parties thereto or the issuers thereof, and except for the Charges listed in Schedule 5.1.4. The Vendor or the Subsidiary, as the case may be, has the exclusive right to possess, use, occupy and dispose of the Purchased Assets, subject only to the Charges described in Schedule 5.1.4, the rights of the other parties to the Leases and Contracts and the rights of the issuers of the Permits. At the Time of Closing, the Vendor or the Subsidiary, as the case may be, will have the full legal rights, power and authority to sell, assign and transfer the Purchased

Assets to S&N free of all Charges, except for the Permitted Charge. Correct and complete copies of all the Equipment Leases and related contracts, agreements and other documentation in respect of the Permitted Charge have been provided to S&N.

5.1.5	No Contravention. Subject to obtaining Vendor Shareholder Approval and the release and discharge of the Charges other than the Permitted Charge, neither the entering into of this Agreement, the sale of the Purchased Assets nor the performance by the Vendor and the Subsidiary of any of their other obligations under this Agreement will:

5.1.5.1	contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of the Vendor or the Subsidiary;

5.1.5.2	contravene, breach or result in any default under any Contract, Lease, Permit, mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which the Vendor or the Subsidiary is a party or by which either of them may be bound, other than certain of the Contracts, Leases and Permits which require that the consent of the other party thereto or of another Person be obtained prior to any assignment of such Contract, Lease or Permit and other than where such contravention, breach or default will not have a Material Adverse Effect on the Business; or

5.1.5.3	result in the creation or imposition of any Charge on the Purchased Assets.

5.1.6	Restrictive Covenants. None of the Contracts contain any covenant expressly limiting the ability of the Vendor or the Subsidiary to transfer or move any of the Property and Equipment.

5.1.7	Sufficiency and Good Condition of Purchased Assets. The Purchased Assets comprise all of the undertaking, assets and property necessary for S&N to carry on the Business as it is currently operated by the Vendor and the Subsidiary. All Property and Equipment included in the Purchased Assets or leased under any of the Leases are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the purposes for which they are being used, are not in need of maintenance or repairs (except for ordinary or routine maintenance or repairs).

5.1.8

Key Approvals and Consents. Except for the Vendor Shareholder Approval, the filing of a notification under the Investment Canada Act and as set out in the Schedule 5.1.8, no authorization, consent, permit, certifications, legislation or approval of, or filing with or notice to, any Governmental Authority or any other Person is required (i) in connection with the execution, delivery or performance of this Agreement or any agreement contemplated hereby by the Vendor or the Subsidiary or the sale of any of the Purchased Assets hereunder other than where the failure to obtain such authorizations, consents, approvals, filings and notices will not have a Material Adverse Effect on the Business, (ii) to avoid the violation or breach of, or any default under, or the creation of any Charge pursuant to applicable Law, or (iii) to allow S&N to carry on the Business in the ordinary course after the date hereof other than where the failure to obtain such authorizations, consents, approvals, filings and notices will not have a Material Adverse Effect on the Business.

5.1.9	Jurisdictions. The Vendor is qualified to do business in all jurisdictions within Canada where the nature of the Vendor’s Business makes such qualification necessary.

5.1.10	Books and Records. All financial transactions of the Vendor and the Subsidiary relating to the Business have been accurately recorded in the Books and Records.

5.1.11	Financial Statements. Copies of the Financial Statements are attached to this Agreement as Schedule 5.1.11. The Financial Statements have been prepared in accordance with GAAP and present fairly:

5.1.11.1	the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Vendor as at the respective dates of the Financial Statements; and

5.1.11.2	the sales, earnings and results of the operations of the Vendor during the periods covered by the Financial Statements;

but the unaudited interim financial statements:

5.1.11.3	do not contain all notes required under GAAP; and

5.1.11.4	are subject to normal year-end audit adjustments.

5.1.12	Absence of Changes. Except as disclosed in Schedule 5.1.12, since June 30, 2009 there has not been:

5.1.12.1	any change in the financial condition, operations or results of operations of the Business, which might reasonably be expected to have a Material Adverse Effect; or

5.1.12.2	any Loss, labour disruption or other event suffered by the Vendor or the Subsidiary which has or may reasonably be expected to have a Material Adverse Effect.

5.1.13	Premises Lease.

5.1.13.1	Except for the Premises Lease, the Vendor is not a party as lessee to any lease or agreement in the nature of a lease or any other type of occupancy agreement relating to any real property.

5.1.13.2	The Vendor has rights of ingress and egress to and from the Premises necessary to the present conduct of the Business.

5.1.13.3	The Premises Lease is in full force and effect and no party to the Premises Lease is in material breach under, or threatening the termination of the Premises Lease.

5.1.13.4	All rental and other payments required to be paid by the Vendor as tenant under the Premises Lease have been duly paid or accrued in the Books and Records to date and the Vendor is not otherwise in default in meeting its obligations under the Premises Lease. No event exists which, with the passing of time or the giving of notice, or both, would constitute a default by either party to the Premises Lease and no party to the Premises Lease is claiming any such default or taking any action purportedly based upon any such default.

5.1.13.5	The Vendor has not waived, or omitted to take any action in respect of, any of its rights under the Premises Lease.

5.1.13.6	Except as disclosed in Schedule 5.1.13, the Vendor has received no notification of, nor, to the Knowledge of the Vendor, does there exist any outstanding deficiency notice or work order, or any pending deficiency notice or work order in respect of the Premises.

5.1.13.7	Except as disclosed in Schedule 5.1.13, all of the plant, buildings, structures, erections, improvements, fixtures and appurtenances situated on or forming part of the Premises are in good operating condition and repair, ordinary wear and tear excepted, and are not in need of maintenance or repairs (except for ordinary or routine maintenance or repairs).

5.1.13.8	To the Knowledge of the Vendor:

5.1.13.8.1	no Person has made application for a re-zoning of any part of the Premises; and

5.1.13.8.2	there is no proposed or pending change to any zoning affecting any part of the Premises.

5.1.13.9	Except as described in Schedule 5.1.13 and to the Knowledge of the Vendor, there are no matters including any building or use restrictions, affecting the right and interest of the Vendor in and to the Premises which, in the aggregate, would materially affect the ability to carry on the Business as conducted at present upon the Premises.

5.1.13.10	All of the tangible personal property located on the Premises is owned by the Vendor, except those items of tangible personal property leased under the Equipment Leases, those items owned by S&N and those items which are considered the landlord’s property as leasehold improvements pursuant to the Premises Lease.

5.1.13.11	All accounts for work and services performed and materials placed or furnished upon or in respect of the Premises at the request of the Vendor have been fully paid and satisfied and no one is entitled to claim a lien under the Builders Lien Act (Alberta) or any other Law against any part of the Premises in relation to such accounts for work and services performed and materials placed or furnished upon or in respect of the Premises.

5.1.13.12	There is nothing owing in respect of the Premises by the Vendor to any municipal corporation, or to any other Person owning or operating a public utility or other distributor, for the supply or use of water, gas, electrical power or energy, steam or hot water, other than current accounts accrued in the ordinary course of the Business in respect of which the payment due date has not yet passed.

5.1.13.13	No part of the Premises has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been given to the Vendor.

5.1.14	No Material Damage. Since the Annual Statements Date, there has been no damage, destruction or loss to the Inventories or Property and Equipment which in the aggregate has a Material Adverse Effect.

5.1.15	Employees.

5.1.15.1	Schedule 5.1.15 sets out as at the date of this Agreement all employees of the Vendor to whom S&N Canada is obligated to make offers of employment pursuant to Section 6.3.1 (referred to in Schedule 5.1.15 as “Business Employees”) and all employees of the Vendor and the Subsidiary to whom S&N Canada is not obligated to make offers of employment except pursuant to Section 6.3.3 (referred to in Schedule 5.1.15 as “Non-Business Employees”). In respect of Business Employees, Schedule 5.1.15 sets out:

5.1.15.1.1	the employee number;

5.1.15.1.2	their position/title;

5.1.15.1.3	their status (i.e. full time, part time, temporary, casual, seasonal, co-op student);

5.1.15.1.4	their total annual remuneration, including a breakdown of (1) annual salary or hourly wage and (2) bonus or other incentive compensation, if any;

5.1.15.1.5	date and percentage change of the previous change of annual salary or hourly wage and, if available, projected rates of remuneration;

5.1.15.1.6	other material terms and conditions of their employment relating to car allowances and employee loans; and

5.1.15.1.7	the date of the commencement of their employment including any prior employment that would affect calculation of years of service for any purpose, including without limitation statutory entitlements, contractual entitlements (express or implied), benefit entitlement or pension entitlement.

5.1.15.2	As at the date of this Agreement, the Employees constitute all of the employees of Nucryst;

5.1.15.3	To the Knowledge of the Vendor: (i) no Employee nor any former employee of the Vendor or the Subsidiary is in violation of any term of his or her employment contract, proprietary information agreement or any other agreement relating to the right of that individual to be employed or engaged by the Vendor or the Subsidiary, and (ii) the continued employment or engagement by S&N Canada of the Business Employees will not result in any such violation. The Vendor has not received any written notice alleging that any such violation has occurred.

5.1.15.4	All of the Business Employees are employed or engaged for an indefinite term and none are subject to written employment agreements, contracts of engagement or services agreements other than standard offer letters, substantially in the form provided to S&N.

5.1.15.5	Except as disclosed in Schedule 5.1.15, there are no employment Law related Claims, investigations, grievances, actions, proceedings or outstanding orders, awards or rulings, relating to the Business, pending or, to the Knowledge of the Vendor, threatened, which have resulted in or might reasonably be expected to result in a Material Adverse Effect.

5.1.16	Employment Matters. All Employee Payables are properly reflected and accrued in the Books and Records.

5.1.17	Confidentiality Agreements. The Vendor and the Subsidiary have entered into confidentiality agreements with all current and former employees employed on or after January 1, 2007 (including Business Employees and Non-Business Employees) and provided to S&N an accurate copy of the standard form of such confidentiality agreements and true and correct copies of any such confidentiality agreements entered into on terms and conditions materially different from said standard form.

5.1.18	Labour Matters.

5.1.18.1	The Vendor and the Subsidiary are not bound by or a party to any collective bargaining agreement relating to the Business. Except as set out in Schedule 5.1.18 no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

5.1.18.1.1	holds bargaining rights with respect to any Employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

5.1.18.1.2	to the Knowledge of the Vendor, has applied to be certified as the bargaining agent of any Employees;

5.1.18.1.3	has applied to have the Vendor or the Subsidiary declared to be a related employer or successor employer pursuant to applicable labour legislation; or

5.1.18.1.4	to the Knowledge of the Vendor, has filed a complaint or charge under applicable labour or employment legislation.

5.1.18.2	To the Knowledge of the Vendor, there are no actual, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent to establish any trade union or employee association with respect to the Vendor or the Subsidiary or any actual, threatened, or pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, boycotts, slowdowns, arbitrations, grievances, complaints, charges or similar labour related disputes or proceedings pertaining to the Vendor or the Subsidiary, and there have not been any such activities or disputes or proceedings within the last year.

5.1.18.3	The Vendor and the Subsidiary have not conducted negotiations with respect to any such future collective agreement renewals or commitments.

5.1.18.4	Except as referred to in Schedule 5.1.18, there is no work stoppage or other concerted action, grievance or dispute existing or, to the Knowledge of the Vendor, threatened against the Vendor or the Subsidiary.

5.1.19	Employee Plans.

5.1.19.1	Each Employee Plan has been listed on Schedule 5.1.19. Correct, current and complete copies of all Employee Plans set out in Schedule 5.1.19 have been provided to S&N.

5.1.19.2	Except as disclosed in Schedule 5.1.19, the Vendor has no formal plan and has made no promise or commitment, whether legally binding or not, to create any additional Employee Plan or to improve or change the benefits provided under any Employee Plan.

5.1.19.3	Except as disclosed in Schedule 5.1.19, none of the Employee Plans provide for benefit increases or the acceleration of, or an increase in, funding obligations that are contingent upon or will be triggered by the entering into of this Agreement or the completion of the transactions contemplated herein.

5.1.20	Contracts and Leases.

5.1.20.1	Except as disclosed in Schedule 5.1.20, both the Vendor and the Subsidiary are in material compliance with all terms and conditions of, and have fulfilled and performed their obligations under each of the Contracts and Leases, and neither the Vendor nor the Subsidiary is in material default or breach of any Contract or Lease, and there exists no state of facts which, after notice or lapse of time or both, would constitute such a material default or breach or which permits or, after notice or lapse of time or both, would permit revocation or termination of any Contract or Lease, or which might materially adversely affect the rights of the Vendor or the Subsidiary under any Contract or Lease. To the Knowledge of the Vendor, no counterparty to any Contract or Lease is in default of any of its obligations under any Contract or Lease, the Vendor or the Subsidiary, as the case may be, is entitled to all benefits under each Contract or Lease, and neither the Vendor nor the Subsidiary has received any notice of termination of or notice of default or termination under any Contract or Lease.

5.1.20.2	Except as disclosed in Schedule 5.1.20, all of the Contracts and Leases were entered into on an arm’s length basis, on normal market and commercial terms (having regard to the industry) and in the ordinary and normal course of the Business.

5.1.20.3	Neither the Vendor nor the Subsidiary retains any holdbacks under any of the Contracts or Leases.

5.1.20.4	Other than the Contracts that have expired or been terminated, each of the Contracts and Leases is in full force and effect.

5.1.21	Environmental and Occupational, Health and Safety Matters.

5.1.21.1	In this Section 5.1.21:

5.1.21.1.1	“Environment” means the ambient air, all layers of the atmosphere, surface water, underground water, all land, all living organisms and the interacting natural systems that include components of air, land, water, organic and inorganic matter and living organisms, and includes indoor spaces;

5.1.21.1.2	“Environmental Law” means all federal, provincial, municipal or local statutes, regulations, by-laws, Environmental Permits and orders of any Governmental Authority, and any requirements or obligations arising under the common law, now in effect in Canada and relating to the protection and preservation of the Environment, the handling and disposing of waste, the transportation of dangerous goods and occupational health and safety;

5.1.21.1.3	“Environmental Permits” means all permits, licences, approvals, consents, authorizations, registrations and certificates issued by any Governmental Authority pursuant to an Environmental Law;

5.1.21.1.4	“Release” means to release, spill, leak, pump, pour, emit, empty, discharge, deposit, inject, leach, dispose, dump or permit to escape;

5.1.21.1.5	“Remedial Order” means any remedial order, including any written notice of non-compliance, order, other complaint, direction or sanction issued, filed or imposed by any Governmental Authority pursuant to Environmental Laws, with respect to the existence of Substances on, in or under the Premises, or neighbouring or adjoining properties, or the Release of any Substance from, at or on the Premises, or with respect to any failure or neglect to comply with Environmental Laws; and

5.1.21.1.6	“Substance” means any substance or material which under any Environmental Law is defined or deemed to be “hazardous”, “toxic”, “deleterious”, “caustic”, “dangerous”, a “contaminant”, a “pollutant”, a “dangerous good”, a “waste”, a “source of contamination” or a “source of a pollutant”.

5.1.21.2	Without limiting the generality of Section 5.1.24, and except as disclosed in Schedule 5.1.21, to the Knowledge of the Vendor:

5.1.21.2.1	the Vendor and the Subsidiary, the conduct of the Business by the Vendor and the Subsidiary, and the current use of the Premises by the Vendor and the Subsidiary have been and are in material compliance with all applicable Environmental Laws, and there are no facts which would give rise to material non-compliance of the Vendor or the Subsidiary with any Environmental Laws, either in the conduct by the Vendor or the Subsidiary of the Business, or in the current uses of the Premises by the Vendor or the Subsidiary;

5.1.21.2.2	the Vendor and the Subsidiary have all Environmental Permits required by Environmental Laws for the conduct of the Business, and the Vendor and the Subsidiary are in material compliance with all such Environmental Permits;

5.1.21.2.3	the Vendor and the Subsidiary have imported, manufactured, processed, distributed, used, treated, stored, disposed of, transported, exported or handled Substances in material compliance with Environmental Laws;

5.1.21.2.4	there has been no Release of any Substance by the Vendor or the Subsidiary in the course of the Business from, at, on, or under the Premises, except in material compliance with Environmental Laws;

5.1.21.2.5	neither the Vendor nor the Subsidiary has received any written notice of any Release or possible Release of any Substance by the Vendor or the Subsidiary from, at, on, or under the Premises;

5.1.21.2.6	there has been no Remedial Order issued to the Vendor or the Subsidiary in respect of the Business, or with respect to the Premises and no such Remedial Orders are threatened to be issued to the Vendor or the Subsidiary;

5.1.21.2.7	neither the Vendor nor the Subsidiary has received any written notice of a Claim, summons, order, direction or other written communication relating to material non-compliance with Environmental Laws by the Vendor or the Subsidiary from any Governmental Authority or other third party; and

5.1.21.2.8	neither the Vendor nor the Subsidiary has received any written notice from any Governmental Authority of any pending or threatened matter, act or fact which could cause the Vendor, the Subsidiary or the Business to no longer be in material compliance with any Environmental Laws.

5.1.22	Insurance. Schedule 5.1.22 is an accurate listing of all insurance policies covering Purchased Assets and the Business (the “Insurance Policies”). Schedule 5.1.22 also sets out particulars of: (i) all claims made by the Vendor or the Subsidiary since January 1, 2004, including the amount claimed, the amount paid and the current status of all such claims; and (ii) any claims the Vendor or the Subsidiary anticipates making arising from events that occurred on or before the date hereof. All of the Insurance Policies are in full force and effect and neither of the Vendor or the Subsidiary:

5.1.22.1	is in default, whether as to the payment of premiums or otherwise, under any material term or condition of any of the Insurance Policies; or

5.1.22.2	has failed to give notice or present any Claim under any of the Insurance Policies in a due and timely fashion.

5.1.23	Intellectual Property and Intellectual Property Rights.

5.1.23.1	Schedule 5.1.23 sets out an accurate and complete list and description of: (i) the Owned IP that is registered with any Governmental Authority (including details as to jurisdictions, registration, numbers, and expiry dates of all registrations); and (ii) the material Licensed IP and related Licence Agreements, including sufficient particulars to identify each item of material Licensed IP and its respective owner.

5.1.23.2	Except as disclosed in Schedule 5.1.4 or Schedule 5.1.23, the Vendor and the Subsidiary are the only Persons to have any right, title or interest, legal or beneficial, in any of the Owned IP, all of which is owned by the Vendor or the Subsidiary or both, as the case may be, free and clear of any Charges, and none of which is registered in the name of any Person other than the Vendor or the Subsidiary. For the purposes of this Section 5.1.23 and Section 5.1.4, it is acknowledged that “ownership” goes to title and not to the right to use or exploit, and that title does not necessarily include the right to use or otherwise exploit.

5.1.23.3	Except as disclosed in Schedule 5.1.4 or Schedule 5.1.23, no consent of any Person is necessary to make, use or sell, any Owned IP in the manner, and in the jurisdictions, in which such Owned IP is currently being made, used or sold by Nucryst. All Originating Persons have, by irrevocable written assignments, transferred to the Vendor or the Subsidiary, or both of them, their Intellectual Property Rights, if any, in the material Owned IP (for greater certainty, material Owned IP includes the Owned IP listed in Schedule 5.1.23).

5.1.23.4	Except as disclosed in Schedule 5.1.4 or Schedule 5.1.23, neither the Vendor nor the Subsidiary has assigned, licensed or otherwise granted any interest in any Owned IP, including any right to receive royalties or other payments, to any Person.

5.1.23.5	To the Knowledge of the Vendor, and except as disclosed in Schedule 5.1.23, no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Right in any Owned IP.

5.1.23.6	Nucryst’s material trade secrets which are currently used to manufacture medical device products for sale to S&N are comprised in, evidenced by or reflected in Nucryst’s batch records, QSI documentation, engineering designs and validation reports and 510(k) submission documents.

5.1.23.7	All registrations in respect of the Owned IP are in full force and effect in the jurisdiction of their registration and all required registration or other fees have been paid to maintain such registrations in good standing.

5.1.23.8	The Vendor and the Subsidiary have entered into written agreements pursuant to which the Vendor and the Subsidiary have been granted the licenses, rights and permissions necessary to use the Licensed IP in the manner that the Licensed IP is currently used in the Business (the “Licence Agreements”).

5.1.23.9	Except as disclosed in Schedule 5.1.23:

5.1.23.9.1	neither Nucryst nor, to the Knowledge of the Vendor, any licensor is in default of its obligations under any Licence Agreement; and

5.1.23.9.2	to the Knowledge of the Vendor, no Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Right of any licensor in or to any Licensed IP of which the Vendor or the Subsidiary is the exclusive licensee.

5.1.23.10	The Vendor and the Subsidiary have entered into the escrow agreements described in Schedule 5.1.23.

5.1.23.11	Except as disclosed in Schedule 5.1.23:

5.1.23.11.1	there is no reason why any registered patent included in the Owned IP would be held to be invalid or otherwise unenforceable in the jurisdiction of its registration or, to the Knowledge of the Vendor, any reason why any patent application included in the Owned IP would be refused;

5.1.23.11.2	the conduct of the Business as it is currently conducted does not infringe, violate or misappropriate any Intellectual Property Right of any Person, and there is no action or proceeding ongoing or, to the Knowledge of the Vendor, threatened that alleges any such violation, misappropriation, or other conflict; and

5.1.23.11.3	there are no outstanding orders, judgments, rulings, decrees, stipulations, covenants not to sue, or agreements relating to any of the Owned IP that restrict the conduct of the Business, the enforcement of any Intellectual Property Rights included in the Owned IP, or the use or other exploitation of any Owned IP by Nucryst or any of its customers, distributors or other licensees.

5.1.23.12	The Vendor and the Subsidiary own or have sufficient rights to the Licensed IP and Owned IP to conduct the Business as such Business is currently conducted.

5.1.23.13	Except as disclosed in Schedule 5.1.23, to the actual knowledge of the Vendor (which means the actual knowledge of David B. Holtz, David C. McDowell or Carol Amelio, without making or causing to be made any investigation, inquiry, search or analysis of any kind whatsoever) there has been no public disclosure of any material trade secrets which are currently used by Nucryst to manufacture medical device products for sale to S&N.

5.1.24	Permits. The Vendor and the Subsidiary hold all permits, licences, approvals, consents, authorizations, registrations, certificates, grants, quotas, rights, commitments, privileges or franchises, including all Environmental Permits, which are required, or which either of them is required to have, to carry on the Business as presently conducted by them (collectively, the “Permits”), except for any Permits where the failure to hold the Permit does not have a Material Adverse Effect on the Business. To the Knowledge of the Vendor, all of the Permits listed in Schedule 5.1.24 are valid, in full force and effect and unamended except as listed in Schedule 5.1.24; the Vendor and the Subsidiary are not in material default or breach with the terms and conditions relating to the Permits and, subject to obtaining the consents required in connection with the assignment of the Permits set out in Schedule 5.1.24, there exists no state of facts which constitute a material default or breach thereunder. To the Knowledge of the Vendor, there are no Proceedings in progress, pending or threatened which may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits nor are there any facts upon which such Proceedings could reasonably be based. The completion of the transactions contemplated by this Agreement will not result in the revocation of any Permit or the breach of any term, provision, condition or limitation affecting the ongoing validity of any Permit, except where such revocation or breach does not have a Material Adverse Effect.

5.1.25	Compliance with Laws. The Vendor and the Subsidiary are conducting and have conducted the Business in material compliance with all applicable Laws.

5.1.26	Litigation and Other Proceedings. Except as set out in Schedule 5.1.26, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute settlement procedure, investigation or inquiry by any governmental, administrative, regulatory or similar body, or any similar matter or proceeding (collectively “Proceedings”) against or involving the Vendor or the Subsidiary (whether in progress or threatened), and to the Knowledge of the Vendor no event has occurred which might give rise to any Proceedings and there is no judgment, decree, injunction, rule, award or order of any court, government department, board, commission, agency, arbitrator or similar body outstanding against the Vendor or the Subsidiary or relating in any way to the transactions contemplated by this Agreement. No complaint, grievance, claim, work or other order or investigation has been filed, made or, commenced against the Vendor or the Subsidiary in respect of or affecting the Business pursuant to the Human Rights, Citizenship and Multiculturalism Act, the Occupational Health and Safety Act, the Employment Standards Code or the Labour Relations Code, in each case of the Province of Alberta, or any similar legislation of Canada or of any other jurisdiction.

5.1.27	Residency of Vendor and Subsidiary. The Vendor is not a non-resident of Canada under the Income Tax Act. The Subsidiary is a non-resident of Canada under the Income Tax Act.

5.1.28	Goods and Services Tax. The Vendor is registered for purposes of the Excise Tax Act and its registration number is 86826 6289 RT0001.

5.1.29	Computer Systems.

5.1.29.1	Schedule 5.1.29 sets out an accurate and complete list of all material:

5.1.29.1.1	machinery, equipment, parts and accessories that are computer or communications hardware owned by the Vendor (the “Computer Equipment”);

5.1.29.1.2	computer software (including, where applicable, documentation, source code and back-ups) owned or used by the Vendor in connection with the Business (the “Computer Software”); and

5.1.29.1.3	contracts, agreements, leases and other legally binding instruments entered into by the Vendor and relating to Computer Equipment and Computer Software, including, without limitation, all relevant maintenance, extended warranty, software escrow, network service, service bureau, outsourcing and on-line service agreements and arrangements (the “‘Computer Systems Contracts”).

5.1.29.2	The Vendor owns or has a valid right to use the Computer Software utilized in the Business in the manner that such Computer Software is currently used in the Business and the Computer Equipment has been installed and operated in material compliance with applicable manufacturers’ or suppliers’ maintenance or warranty requirements.

5.1.30	Tax Matters. Except as specifically disclosed in Schedule 5.1.30:

5.1.30.1	the Vendor and the Subsidiary have duly and timely paid all Taxes, including all instalments on account of Taxes for the current year and all prior periods, that are due and payable by them, which are capable of forming or resulting in a lien on the Purchased Assets or of becoming a liability or obligation of S&N, other than any of those Taxes as are included in the Assumed Liabilities;

5.1.30.2	the Vendor and the Subsidiary have duly and timely withheld all Taxes and other amounts required by law to be withheld by them (including Taxes and other amounts required to be withheld by them in respect of any amount paid or credited or deemed to be paid or credited by them to or for the account or benefit of any Person, including any employees, officers or directors of the Vendor or the Subsidiary and any non-resident Person), and have duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by law to be remitted by them. Schedule 5.1.30 completely and accurately sets out all amounts in arrears or that otherwise have not been withheld or remitted by the Vendor or the Subsidiary on account of Taxes as required by law, including the amount of any interest, fees, penalties or other related amounts in connection therewith or related thereto;

5.1.30.3	the Vendor and the Subsidiary have duly and timely collected all amounts on account of any sales or transfer Taxes, including goods and services, harmonized sales and provincial, state or territorial sales taxes, required by Law to be collected by them and have duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by them;

5.1.30.4	there are no proceedings, investigations, audits or claims now pending or threatened against the Vendor or the Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, nor any certificates registered by any Governmental Authority in any court in respect of Taxes of the Vendor or the Subsidiary;

5.1.30.5	the property of the Subsidiary included in the Purchased Assets does not include any “taxable Canadian property” as defined in subsection 248(1) of the Income Tax Act; and

5.1.30.6	the Subsidiary has never carried on business in Canada.

5.1.31	Accounts Receivable. The Accounts Receivable from Persons other than S&N were created in the ordinary and customary course of the Business from bona fide arm’s length transactions, and, except to the extent that they have been paid in the ordinary course of the Business since the date of the most recent Financial Statements, are valid and enforceable and payable in full, without any right of set-off or counterclaim or any reduction for any credit or allowance made or given, except to the extent of the allowance for doubtful accounts reflected in the Financial Statements and, in the case of accounts receivable from Persons other than S&N which have come into existence since the date of the most recent Financial Statements, of a reasonable allowance for doubtful accounts, which allowances are, and will as of the Closing Date be, adequate and calculated in a manner contained in the Books and Records and consistent with the Vendor’s and the Subsidiary’s previous accounting practice.

5.1.32	Inventories.

5.1.32.1	The Inventories have been accumulated for use or sale in the ordinary course of the Business, and are in good and marketable condition.

5.1.32.2	The levels of the Inventories are consistent with the level of inventories that have been maintained by Nucryst before the date of this Agreement in the normal course of the Business in light of seasonal adjustments, market fluctuations and the requirements of customers of the Business.

5.1.33	Suppliers. No supplier sells goods and services to the Vendor or the Subsidiary in connection with the Business which represents more than 35% of Nucryst’s annual purchases. Except as disclosed in Schedule 5.1.33, none of the suppliers has advised the Vendor or the Subsidiary, in writing, that it is terminating or considering terminating its relationship with Nucryst, or considering negotiating its relationship with the Vendor or the Subsidiary on terms different from and less attractive than those which they currently enjoy, whether as a result of the completion of the transactions contemplated by this Agreement or otherwise, where such different terms taken in the aggregate would have a Material Adverse Effect. To the Knowledge of the Vendor, there is no reason for any of such suppliers to terminate their relationship with Nucryst or the supply of their goods or services to Nucryst, or to be unable to continue to supply their goods and services to Nucryst.

5.1.34	Customers. Nucryst has no customers other than S&N and a corporation for which Nucryst is conducting product development work.

5.1.35	Rights to Disclose Transferred Personal Information to S&N.

5.1.35.1	The Transferred Personal Information has been disclosed to S&N in compliance with all applicable Privacy Laws.

5.1.35.2	Except as disclosed in Schedule 5.1.35, there are no Claims pending or, to the Knowledge of the Vendor, threatened, with respect to Nucryst’s collection, use or disclosure of the Transferred Personal Information.

5.1.36	No Expropriation. None of the Purchased Assets have been taken or expropriated by any Governmental Authority and no notice or proceeding in respect of any such expropriation has been given or commenced or, to the Knowledge of the Vendor, is there any intent or proposal to give any such notice or commence any such proceeding.

5.1.37	Clinical Studies. Sponsorship of clinical trials (whether or not approved by Health Canada, the United States Food and Drug Administration or any other Governmental Authority) is unaffected by any provision of this Agreement.

5.1.38	General. To the Knowledge of the Vendor, there is no fact that has specific application to Nucryst (other than general economic or industry conditions) that may have a Material Adverse Effect and that has not been set forth in this Agreement or been disclosed to S&N by the Vendor.

5.2	By S&N

S&N Canada and S&N Overseas jointly and severally represent and warrant to the Vendor and the Subsidiary as follows and acknowledge that the Vendor and the Subsidiary are relying upon the following representations and warranties in connection with the sale of the Purchased Assets:

5.2.1	Incorporation and Status of S&N Canada and S&N Overseas. S&N Canada is duly incorporated and validly existing under the laws of Canada. S&N Overseas is duly incorporated and validly existing under the laws of England and Wales.

5.2.2	Authorization, Execution and Delivery. This Agreement has been duly authorized, executed and delivered by S&N Canada and S&N Overseas and is a valid and binding obligation of S&N Canada and S&N Overseas, enforceable against them in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.

5.2.3	No Contravention. Neither the entering into of this Agreement, the purchase of the Purchased Assets nor the performance by S&N Canada and S&N Overseas of any of their other obligations under this Agreement will contravene, breach or result in any default under the articles, by-laws, constating documents or other organizational documents of S&N Canada or S&N Overseas or under any mortgage, lease, agreement, other legally binding instrument, licence, permit, statute, regulation, order, judgment, decree or Law to which S&N Canada or S&N Overseas is a party or by which either of them may be bound.

5.2.4	No Knowledge of Misrepresentation. S&N Canada and S&N Overseas have no knowledge of any misrepresentation by the Vendor or the Subsidiary in this Agreement.

5.2.5	Goods and Services Tax. S&N Canada is registered for purposes of the Excise Tax Act and its registration number is 10489 4480 RT0001.

5.3	Survival of Covenants, Representations and Warranties

5.3.1	Subject to the remaining provisions of this Section 5.3, the covenants and representations and warranties contained in this Agreement will survive the Closing for a period of one (1) year from the Closing Date despite any investigation made by or on behalf of any party hereto.

5.3.2	The representations and warranties of the Vendor and the Subsidiary contained in Section 5.1.30 relating to the Taxes of the Vendor and the Subsidiary will continue in full force and effect for the benefit of S&N until 90 days after the relevant Governmental Authorities are no longer entitled to assess or reassess the Vendor or the Subsidiary, as the case may be, in respect of the Tax in question, having regard, without limitation, to any waivers given by the Vendor or the Subsidiary in respect of the Tax.

5.3.3	The representations and warranties of the Vendor and the Subsidiary contained in Sections 5.1.4, 5.1.21 and 5.1.23.2 will continue in full force and effect for the benefit of S&N without limit as to time.

5.3.4	Each of the representations and warranties of the Vendor and the Subsidiary will, if its breach is attributable to fraud, continue in full force and effect for the benefit of S&N and be unlimited as to duration.

5.3.5	Where a notice of any Claim is given, in writing, in respect of a representation, warranty or obligation of the Vendor and the Subsidiary within the applicable foregoing survival period set forth in this Section 5.3, the representation, warranty or obligation will survive in respect of the Claim until the final determination or settlement of the Claim.

5.3.6	Nothing in this Section 5.3 will apply to limit indemnification with respect to any breach of the covenants set out in Section 8.29 or to limit the claim for a Purchaser Damages Event set out in Section 8.30.

ARTICLE 6

EMPLOYEES OF THE VENDOR IN THE BUSINESS

6.1	Definitions

6.1.1	In this Article 6:

6.1.1.1	“On Leave Business Employees” means all Business Employees who are on long-term disability, maternity, parental or other authorized leaves of absence and noted on Schedule 5.1.15 as “On Leave Business Employees”; and

6.1.1.2	“On Leave Non-Business Employees” means all Non-Business Employees who are on long-term disability, maternity, parental or other authorized leaves of absence and noted on Schedule 5.1.15 as “On Leave Non-Business Employees”.

6.2	Vendor to Continue to Employ until Closing Date

Subject to Section 6.3, the Vendor will employ all of the Business Employees, save and except the On Leave Business Employees, until 11:59 p.m. on the day immediately preceding the Closing Date on the same terms and conditions as are in effect on the date hereof and shall not make any changes to the terms and conditions of employment as set out in Schedule 5.1.15 except for normal salary and wage increases made in the ordinary course of the Business, consistent with past practice. Effective as of the Closing Date, the Vendor will terminate the employment of, and the participation in all Employee Plans by, all Business Employees, save and except the On Leave Business Employees.

6.3	S&N Canada to Offer Employment

6.3.1	S&N Canada shall, before the Closing Date, offer to employ:

6.3.1.1	all the Business Employees other than the On Leave Business Employees, on and after the Closing Date, on terms and conditions of employment (including benefits) substantially similar in the aggregate to the terms and conditions relating to their employment on the date hereof and as described in Schedule 5.1.15; and

6.3.1.2	all On Leave Business Employees upon and after the expiry of their leave, on terms and conditions of employment (including benefits) substantially similar in the aggregate to the terms and conditions relating to their employment immediately prior to their leave and as described in Schedule 5.1.15.

6.3.2	S&N shall provide to the Vendor for its approval, not to be unreasonably withheld, the content of any communication to Employees, including, without limitation, the form of offer letters to be presented to the Business Employees and Declining On Leave Non-Business Employees (as defined below) which shall be provided to the Vendor at least ten days prior to the Closing Date.

6.3.3	Before the Closing Date, Nucryst shall deliver a without prejudice offer of termination and a general release in favour of Nucryst to each On Leave Non-Business Employee, which offer shall remain open for acceptance at any time on or before the Closing Date. In the event that any On Leave Non-Business Employee does not accept the foregoing offer of termination and deliver an executed copy of said general release, in form and substance acceptable to Nucryst (the “Declining On Leave Non-Business Employees”), S&N Canada shall offer to employ each such Declining On Leave Non-Business Employee, upon and after the expiry of his or her leave, on terms and conditions of employment substantially similar in the aggregate to the term and conditions relating to his or her employment (including benefits) immediately prior to his or her leave and as described in Schedule 5.1.15 unless such Declining On Leave Non-Business Employee resigns prior to the expiry of his or her leave.

6.3.4	From the date hereof to the Closing Date, the Vendor shall encourage the Business Employees to accept S&N Canada’s offer of employment and shall not take any action to offer the Business Employees alternate employment with the Vendor.

6.3.5	Forthwith following execution of this Agreement, S&N shall provide to the Vendor copies of S&N’s Canadian employee benefits plans (which shall provide benefits substantially similar in the aggregate to those provided under the Employees Plans) and effective upon Closing, S&N shall provide the Business Employees and Declining On Leave Non-Business Employees who accept S&N Canada’s offer of employment with coverage under, or participation in, S&N’s Canadian employee benefits plans. For the purpose of determining the eligibility for membership of any such Business Employees and Declining On Leave Non-Business Employees in, or their entitlement to benefits under, any of S&N Canada’s employee benefits plans, the period of their employment shall include employment with both the Vendor and S&N Canada and shall be deemed not to be interrupted at the Closing Date, and their period of membership shall include membership in both the relevant Employee Plan and the relevant employee benefits plan of S&N Canada. With respect to S&N Canada’s employee benefits plans, where applicable, S&N Canada agrees to waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements applicable to such Business Employees, Declining On Leave Non-Business Employees and their dependants and beneficiaries under each of S&N Canada’s employee benefits plans.

6.4	Employment Liabilities

6.4.1	The Vendor and the Subsidiary will continue to be responsible for all obligations and liabilities in respect of all Employees up to 11:59 p.m. on the date immediately preceding the Closing Date and thereafter will continue to be responsible for all obligations and liabilities only in respect of all Employees other than all the Business Employees and all the Declining On Leave Non-Business Employees, collectively, that accept S&N Canada’s offer of employment. S&N Canada assumes all such obligations and liabilities accruing on and after the Closing Date only in respect of all Business Employees and all Declining On Leave Non-Business Employees, collectively, that accept S&N Canada’s offer of employment.

6.4.2	S&N covenants and agrees to pay to all Business Employees that accept S&N Canada’s offer of employment, and all Declining On Leave Non-Business Employees that accept S&N Canada’s offer of employment, where applicable, their variable pay bonus in respect of 2009 in accordance with the Vendor’s employee incentive program as if the Business performed at “target” levels and each such Business Employee and Declining On Leave Non-Business Employee was employed for all of 2009.

6.4.3	S&N Canada shall pay to the Vendor on the Closing Date $400,000 in respect of S&N Canada’s share of the liability for, and the Vendor shall be responsible for, and shall indemnify and save harmless S&N from and against the remainder of the liability for severance or termination pay, if any, for:

6.4.3.1	any Business Employee who does not accept S&N Canada’s offer of employment; and

6.4.3.2	all Non-Business Employees other than all Declining On Leave Non-Business Employees who accept S&N Canada’s offer of employment.

6.4.4	S&N Canada agrees to provide a severance at least equal to the severance amounts listed in Schedule 6.4.4, adjusted to account for the period of time between the Closing Date and the date of termination of employment, for Business Employees who accept S&N Canada’s offer of employment and all Declining On Leave Non-Business Employees who accept S&N Canada’s offer of employment, whose employment is terminated by S&N Canada within one (1) year from the Closing Date.

ARTICLE 7

CONDITIONS

7.1	Conditions for the Benefit of S&N

The obligation of S&N to complete the purchase of the Purchased Assets pursuant to this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of S&N):

7.1.1

Accuracy of Representations of Vendor and Subsidiary and Compliance with Covenants. The representations and warranties of the Vendor and the Subsidiary made in this Agreement and in any other agreement or document delivered pursuant to this Agreement shall be true and correct in all material respects at the Time of Closing, subject to any changes permitted pursuant to Sections 8.5.5 and 8.5.8, with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement to be performed by the Vendor and the Subsidiary at or prior to the Time of Closing shall have been performed in all material respects; and S&N shall have received certificates confirming the foregoing, signed for and on behalf of the Vendor and the Subsidiary by senior officers thereof in form and substance satisfactory to S&N and S&N’s Counsel. The receipt of those certificates and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of the Vendor and the Subsidiary contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in force and effect as provided in Section 5.3, or the terms of the agreement or document in which they are made.

7.1.2	No Action to Restrain. No action or proceeding shall be pending or threatened by any Person to restrain or prohibit:

7.1.2.1	the purchase and sale of the Purchased Assets hereunder; or

7.1.2.2	the Vendor or S&N Canada from carrying on the Business as such Business is being carried on at the date hereof.

7.1.3	No Material Adverse Change. Since the date of this Agreement there will not have been any change in any of the assets, business, financial condition, earnings, results of operations or prospects of the Vendor or the Subsidiary, or any other event, development or condition of any character (whether or not covered by insurance) that has, or might reasonably be expected to have, a Material Adverse Effect.

7.1.4	Consents and Approvals. At Nucryst’s sole cost:

7.1.4.1	the Vendor Shareholder Approval shall have been obtained; and

7.1.4.2	all approvals and consents set out in Schedule 5.1.8 shall have been given and obtained, on terms acceptable to S&N, acting reasonably.

7.1.5	Meeting. The Vendor shall have duly provided notice of the Meeting and mailed the Information Circular and other documentation required in connection with the Meeting no later than the Mailing Date.

7.1.6	Prior License Agreement. Prior to the Closing Date, the Subsidiary shall assign to the Vendor all of its right, title and interest in and to the Prior License Agreement and the Intellectual Property Rights licensed thereunder.

7.1.7	Keep Well Agreement. Contemporaneously with the execution of this Agreement, Westaim shall have executed a “keep well” agreement, in the form annexed to this Agreement as Exhibit 7.1.7, which agreement will be delivered to S&N on the Closing Date.

7.1.8	Environmental Indemnity Agreement. Contemporaneously with the execution of this Agreement, Westaim shall have executed an environmental indemnity agreement, in the form annexed to this Agreement as Exhibit 7.1.8, which agreement will be delivered to S&N on the Closing Date.

7.1.9	Support Agreement. Contemporaneously with the execution of this Agreement, Vendor Shareholders representing not less than 67% of the outstanding securities entitled to attend and vote at the Meeting, shall have executed and delivered to S&N the Support Agreement.

7.1.10	Resolutions. The Vendor shall have furnished S&N with:

7.1.10.1	certified copies of the resolutions duly passed by the Vendor board of directors approving this Agreement and the consummation of the transactions contemplated hereby; and

7.1.10.2	certified copies of the resolution of the Vendor Shareholders duly passed at the Meeting, approving the Special Resolution.

7.1.11	Discharge of Charges. The Vendor shall have delivered to S&N evidence in form and substance satisfactory to S&N and S&N’s Counsel that all Charges affecting the Purchased Assets have been discharged in full, other than the Permitted Charge, which is not required to be discharged.

7.1.12	Delivery of Other Agreements and Documents. The following agreements and documents shall have been delivered to S&N, in form and substance satisfactory to S&N and S&N’s Counsel, acting reasonably:

7.1.12.1	the consents set forth in Schedule 5.1.8;

7.1.12.2	the landlord’s consent to the assignment of the Premises Lease, in the form of consent attached as Exhibit 7.1.12.2;

7.1.12.3	an assignment and assumption agreement with respect to Contracts, Equipment Leases and Assumed Liabilities and an assignment and assumption agreement with respect to the Premises Lease;

7.1.12.4	an assignment agreement pursuant to which the Subsidiary shall assign all of its rights, title and interest in and to the Prior License Agreement to the Vendor as contemplated by Section 7.1.6;

7.1.12.5	an assignment, assumption and release agreement with respect to the Prior License Agreement, substantially in the form of the agreement attached as Exhibit 7.1.12.5;

7.1.12.6	consents to termination of the Prior Agreements duly executed by each of the parties to such agreements which are Affiliates of the Vendor and by any third parties to such agreements, together with releases of counterparties to such agreements relating to any claim or liability arising out of such agreements and discharges of registrations made by, and releases of the assignments made to, the trustee under certain of such agreements;

7.1.12.7	a favourable opinion of Nucryst’s Counsel, substantially in the form set forth in Exhibit 7.1.12.7;

7.1.12.8	a non-competition, non-disclosure and non-solicitation agreement, duly executed by the Vendor and the Subsidiary (the “Non-Competition Agreement”), substantially in the form of the agreement attached as Exhibit 7.1.12.8;

7.1.12.9	non-competition agreements duly executed by David B. Holtz and Carol Amelio, substantially in the form of the agreement attached as Exhibit 7.1.12.9;

7.1.12.10	a consulting agreement duly executed by David McDowell, substantially in the form of the agreement attached as Exhibit 7.1.12.10;

7.1.12.11	all Books and Records of and related to the Business;

7.1.12.12	all necessary deeds, conveyances, assurances, transfers and assignments and any other instruments necessary or reasonably required to transfer the Purchased Assets to S&N with a good title, free and clear of all Charges other than the Permitted Charge; and

7.1.12.13	all documentation and other evidence reasonably requested by S&N in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the board of directors and shareholders of the Vendor and the Subsidiary required to effectively carry out the obligations of the Vendor and the Subsidiary pursuant to this Agreement.

7.2	Waiver or Termination by S&N

The conditions contained in Section 7.1 are inserted for the exclusive benefit of S&N and may be waived in whole or in part by S&N at any time without waiver by S&N of any claim for damages and without prejudice to any of S&N’s rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 7.1 are not fulfilled or complied with by the time as required in this Agreement, S&N may, at or prior to the Time of Closing, terminate this Agreement by notice in writing after that time to the Vendor. In that event S&N will be released from all obligations under this Agreement and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by the Vendor or the Subsidiary, then the Vendor and the Subsidiary will also be released from all obligations under this Agreement. However, S&N may also bring an action for any direct damages, but not indirect or consequential damages, suffered by S&N where the non-performance or non-fulfillment of the relevant conditions is a result of a breach of a covenant, representation or warranty by the Vendor or the Subsidiary.

7.3	Conditions for the Benefit of Nucryst

The obligation of Nucryst to complete the sale of the Purchased Assets hereunder is subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of Nucryst):

7.3.1	Accuracy of Representations of S&N and Compliance with Covenants. The representations and warranties of S&N made in this Agreement and in any other agreement or document delivered pursuant to this Agreement shall be true and correct at the Time of Closing with the same force and effect as if made at and as of the Time of Closing; the covenants contained in this Agreement and in any other agreement or document delivered pursuant to this Agreement to be performed by S&N at or prior to the Time of Closing shall have been performed in all material respects; S&N Canada and S&N Overseas shall not be in breach of any agreement on their part contained in this Agreement; and Nucryst shall have received a certificate confirming the foregoing, signed for and on behalf of S&N Canada and S&N Overseas by senior officers thereof in form and substance satisfactory to the Vendor and the Subsidiary and the Nucryst’s Counsel. The receipt of those certificates and the completion of the Closing will not be deemed to constitute a waiver of any of the representations, warranties or covenants of S&N Canada and S&N Overseas contained in this Agreement, or in any other agreement or document delivered pursuant to this Agreement. Those representations, warranties and covenants will continue in force and effect as provided in Section 5.3, or the terms of the agreement or document in which they are made.

7.3.2	Deliveries. S&N will have delivered to Nucryst the following in form and substance satisfactory to Nucryst and Nucryst’s Counsel, acting reasonably:

7.3.2.1	the Assumption Agreement; and

7.3.2.2	an assignment, assumption and release agreement with respect to the Prior License Agreement, substantially in the form of the agreement attached as Exhibit 7.1.12.5;

7.3.2.3	all documentation and other evidence reasonably requested by the Vendor in order to establish the due authorization and completion of the transactions contemplated by this Agreement, including the taking of all corporate proceedings by the boards of directors and shareholders of S&N Canada and S&N Overseas required to effectively carry out the obligations of S&N pursuant to this Agreement.

7.3.3	Consents to Termination. S&N shall have delivered consents to termination of the Prior Agreements, duly executed by the parties to such agreements which are Affiliates of S&N and any third parties to such agreements, together with releases of the counterparties to such agreements relating to any claim or liability arising out of such agreements.

7.3.4	Vendor Shareholder Approval. The Vendor Shareholder Approval shall have been obtained.

7.4	Waiver or Termination by Nucryst

The conditions contained in Section 7.3 are inserted for the exclusive benefit of Nucryst and may be waived in whole or in part by Nucryst at any time without prejudice to Nucryst’s rights of termination in the event of non-performance of any other condition in whole or in part. If any of the conditions contained in Section 7.3 are not fulfilled or complied with by the time as provided in this Agreement, Nucryst may, at or prior to the Time of Closing, terminate this Agreement by notice in writing after that time to S&N. In that event Nucryst will be released from all obligations under this Agreement and, unless the condition or conditions which have not been fulfilled are reasonably capable of being fulfilled or caused to be fulfilled by S&N Canada and S&N Overseas, then S&N Canada and S&N Overseas will also be released from all obligations under this Agreement, but Nucryst may also bring an action for any direct damages, but not indirect or consequential damages, suffered by Nucryst where the non-performance or non-fulfillment of the relevant conditions is a result of a breach of a covenant, representation or warranty by S&N Canada or S&N Overseas.

ARTICLE 8

ADDITIONAL AGREEMENTS OF THE PARTIES

8.1	Information Circular and Meeting

8.1.1	As promptly as practicable following the execution of this Agreement and in compliance with applicable corporate and securities Laws, the Vendor shall: (i) prepare the Information Circular and cause such circular to be mailed to the Vendor Shareholders submitting the Special Resolution for approval and filed with all applicable regulatory authorities and other governmental authorities in all jurisdictions where the same are required to be mailed and filed and (ii) use reasonable commercial efforts to convene the Meeting on or prior to December 21, 2009, provided that the Vendor shall convene the Meeting no later than January 21, 2010. The Vendor shall provide S&N with drafts of the Information Circular for its review and comment.

8.1.2

Subject to compliance by S&N with Section 8.2, the Vendor will ensure that the Information Circular provides the Vendor Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them; the Vendor will set out S&N’s Information in the Information Circular in the form approved by S&N and shall include, without limitation; (i) the unanimous determination of the Vendor board of directors that the transactions contemplated by this Agreement are fair, from a financial point of view, to Nucryst and is in the best interests of Nucryst, and the unanimous recommendation of the Vendor board of directors that the Vendor

Shareholders vote in favour of the Special Resolution; and (ii) the fairness opinion of the Vendor’s financial advisor that the transactions contemplated by this Agreement are fair, from a financial point of view, to Nucryst; provided that, notwithstanding the covenants of the Vendor in this subsection, prior to the approval of the Special Resolution, the Vendor board of directors may withdraw, modify or change the recommendation regarding the transactions contemplated by this Agreement in the circumstances described in Sections 8.29 and 8.30.

8.1.3	The Vendor shall conduct the Meeting in accordance with its constating documents, its by-laws and any instrument governing the Meeting, as applicable, and as otherwise required by applicable Law.

8.1.4	The Vendor shall take all reasonable commercial actions to cause the mailing of the Information Circular to the Vendor Shareholders to occur by the Mailing Date.

8.1.5	The Vendor shall provide notice to S&N of the Meeting and allow S&N’s representatives to attend the Meeting.

8.2	S&N’s Information

S&N will assist the Vendor in the preparation of the Information Circular and provide to the Vendor, in a timely and expeditious manner, S&N’s Information for inclusion in the Information Circular and any amendments or supplements thereto, in each case complying in all material respects with all applicable Law on the date of issue thereof and to enable the Vendor to meet the standard referred to in Section 8.1.2 with respect to S&N and the transactions to be considered at the Meeting.

8.3	Copies of Notices

Except for proxies and other non-substantive communications with securityholders, the Vendor will furnish promptly to S&N or S&N’s Counsel, subject to reasonable legal, contractual, privilege and confidentiality limitations, a copy of each notice, report, schedule or other document delivered, filed or received by the Vendor in connection with: (i) the Meeting; (ii) any filings under applicable Laws in connection with the transactions contemplated hereby; and (iii) any dealings with Governmental Authorities in connection with the transactions contemplated hereby.

8.4	Access to Information and Business Employees

8.4.1

Until the Time of Closing, the Vendor and the Subsidiary shall give to S&N and its accountants, legal and other professional advisers and its professional representatives during and after normal business hours full access to the Premises, personnel with relevant information, all the Purchased Assets, all the Assumed Liabilities and the books and records relating thereto and to the Vendor’s personnel and shall furnish them with all such information relating to the Business, the Purchased Assets and the Assumed Liabilities as S&N

may reasonably request. No investigation made by S&N or its representatives shall affect S&N’s right to rely on any representation or warranty made by the Vendor and the Subsidiary in this Agreement or in any document contemplated by this Agreement or derogate from the acknowledgement by the Vendor or the Subsidiary of such reliance in Article 5.

8.4.2	Until the Time of Closing, the Vendor will allow S&N reasonable access to the Business Employees, provided that such access shall not materially hinder the Business Employees from performing their employment duties to the Vendor.

8.4.3	Subject to compliance by the parties hereto with Section 8.23, upon execution of this Agreement Nucryst shall, subject to obtaining all necessary third party consents, provide S&N with copies of all information and documents in its possession relating to the Vendor’s business development opportunities discussed between them prior to the execution hereof so that S&N may evaluate such opportunities, and Nucryst shall permit S&N to have direct contact with the third parties involved with such business opportunities for that purpose.

8.5	Conduct of Business Until Time of Closing

Except as expressly provided in this Agreement or except with the prior written consent of S&N, prior to the Time of Closing the Vendor and the Subsidiary shall:

8.5.1	operate the Business only in the ordinary course, consistent with past practice, and, to the extent consistent with such operation, use reasonable commercial efforts to preserve its business organization, including the services of its officers, employees and consultants, and its business relationships with customers, suppliers and others having business dealings with them;

8.5.2	maintain the Purchased Assets in good condition and repair;

8.5.3	maintain their books, records and accounts in the ordinary course on a basis consistent with past practice;

8.5.4	do or refrain from doing all acts and things in order to ensure that the representations and warranties in Section 5.1 remain true and correct at the Time of Closing as if such representations and warranties were made at and as of such date and to satisfy or cause to be satisfied the conditions in Section 7.3 which are within their control.

8.5.5	except as required by applicable Law, or with the prior written consent of S&N or in the ordinary course of business, refrain from:

8.5.5.1	hiring or engaging any new employees or independent contractors to be employed or engaged in connection with the Business;

8.5.5.2	terminating any Business Employees or transferring any Business Employees to any other position;

8.5.5.3	increasing remuneration of Business Employees before the Closing Date;

8.5.5.4	taking any action to materially increase the aggregate benefits payable to Business Employees (including granting or modifying any bonus, change of control or termination arrangements, whether monetary or otherwise), except as consistent with its past practice; and

8.5.5.5	taking any action to materially amend any Contract with any Business Employee;

8.5.6	comply in all material respects with all Laws applicable to the Business;

8.5.7	apply for, maintain in good standing and renew all Permits; and

8.5.8	inform S&N as soon as possible of any Contracts or Leases forming part of the Purchased Assets for which Nucryst has been advised that a necessary consent or approval of a third party to the assignment thereof to S&N will not be provided prior to the Closing Date.

8.6	Disclosure Supplements

Prior to the Closing, Nucryst will promptly notify S&N with respect to any matter, condition or occurrence arising which, if existing at or occurring prior to or on the date of this Agreement, would have been required to be set out or described in a Schedule to this Agreement. The parties will use commercially reasonable efforts to resolve any issues arising from any such notification. Notification under this Section 8.6 will not, in any case, be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect on S&N’s right to indemnity provided for in Article 9 or have any effect for the purpose of determining the satisfaction of the conditions set out in Article 9 or the compliance by the Vendor and the Subsidiary with any covenants or agreements contained in this Agreement.

8.7	Negative Covenant

Except as expressly provided in this Agreement or in the ordinary course of business or except with the prior written consent of S&N, prior to the Time of Closing the Vendor and the Subsidiary shall not transfer, lease, license, sell or otherwise dispose of any of the Purchased Assets.

8.8	Risk of Loss

All of the Purchased Assets will be and remain at the risk of the Vendor and the Subsidiary until the Time of Closing, and the Vendor will continue in full force and effect all Insurance Policies and give all notices and present all Claims under all Insurance Policies in due and timely fashion. If the Purchased Assets or any substantial part of them should be damaged or destroyed prior to the Time of Closing, the Vendor will promptly give notice of that damage or destruction (the “Damage Notice”) to S&N and, subject to Section 7.1.3, S&N will have the option, exercisable by notice given within ten Business Days of receipt of the Damage Notice:

8.8.1	to reduce the Purchase Price by an amount equal to the cost of repair or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the Purchased Assets so damaged or destroyed and to complete the purchase; or

8.8.2	to complete the purchase without reduction of the Purchase Price, in which event all proceeds of Insurance Policies will be payable to S&N together with a sum equal to the deductible amount required to be paid under the applicable Insurance Policies, plus applicable GST or other Taxes and all right and claim of the Vendor or the Subsidiary to any such amounts not paid by the Closing Date will be assigned to S&N.

If the Vendor gives the Damage Notice within ten Business Days prior to Closing Date, the Closing Date will be postponed until ten Business Days after the giving of the Damage Notice.

8.9	S&N’s Covenant

Except as expressly provided in this Agreement or except with the prior written consent of the Vendor, prior to the Time of Closing S&N shall make the required notifications under the Investment Canada Act and shall do or refrain from doing all acts and things in order to ensure that the representations and warranties in Section 5.2 remain true and correct at the Time of Closing as if such representations and warranties were made at and as of such date and to satisfy or cause to be satisfied the conditions in Section 7.3 which are within its control.

8.10	Insurance

Until the Time of Closing, the Vendor shall maintain in full force all Insurance Policies and contracts of insurance which are now in effect (or renewals thereof) and under which it or any of the Purchased Assets are insured. Prior to the Closing, the Vendor shall purchase, at the Vendor’s expense, extended reporting product liability insurance which shall protect both the Vendor and S&N after the Closing from and against any and all claims made after the Time of Closing by third parties in respect of products sold by the Vendor to S&N prior to the Time of Closing. Until the Time of Closing, the Vendor shall also, at the request and expense of S&N, promptly place such additional insurance on the Purchased Assets and/or promptly place such additional public liability or other insurance as S&N may request.

8.11	Obtaining of Consents and Approvals; Termination of Certain Contracts

8.11.1

The Vendor shall, at or prior to the Time of Closing at its sole cost and expense, have given all notices and used reasonable commercial efforts to obtain all consents and approvals required in connection with the assignment of the Leases, Contracts and Permits and the performance of this Agreement and the agreements referred to herein, including those referred to in

Section 5.1.8. If S&N completes the transaction contemplated hereby on the Closing Date notwithstanding that any of the consents or approvals referred to in this Section or Section 5.1.8 have not been obtained, the Vendor shall continue after the Closing and at the Vendor’s sole cost, to use reasonable commercial efforts as requested by S&N from time to time in order to attempt to obtain any such consent or approval referred to in this Section or Section 5.1.8, and until such time that such consent or approval is obtained Nucryst shall, to the extent permitted under the applicable Leases, Contracts and Permits, hold all rights and entitlements that it has under those Leases, Contracts and Permits in trust for the exclusive benefit of S&N provided that S&N will pay, perform and discharge all obligations arising or accruing thereunder during that period that S&N has expressly agreed to assume pursuant to the Assumption Agreement.

8.11.2	Nucryst, on behalf of itself, its successors and assigns, shall, at or prior to the Time of Closing, at its sole cost and expense, have served notice of termination of those contracts listed on Schedule 8.11.2.

8.12	Access to Records

Nucryst shall have, for a period of seven (7) years from the Closing Date, access to, and the right to retain or copy, at its expense, for the purpose of its own public reporting, making claims or defending claims of any nature and any other reasonable purpose, during usual business hours, upon reasonable prior notice to S&N, all of those books and records and other documentation relating to the Business and the Purchased Assets for the period of time up to the Closing Date, which are transferred and conveyed to S&N pursuant to this Agreement. S&N shall retain and preserve all such books, records and documentation for such seven year period or any longer period required by applicable Law.

8.13	Net Worth

For a period of twelve (12) months from the Closing Date (the “Net Worth Period”), Nucryst will not cause or take any action that would cause the value of Nucryst’s current assets to be less than an amount equal to $4,000,000 more than its current liabilities, determined in accordance with GAAP (the “Net Worth”) provided that:

8.13.1	if S&N has not made an Indemnity Claim pursuant to Article 9 within the Net Worth Period, then following the expiry of Net Worth Period Nucryst shall have no further obligations under this Section 8.13;

8.13.2	if S&N has made an Indemnity Claim pursuant to Article 9 within the Net Worth Period, then Nucryst may cause or take any action that would cause the Net Worth to be reduced to an amount equal to the amount of such Indemnity Claim during the period beginning on the expiry of the Net Worth Period and ending when the validity of the Indemnity Claim has been agreed upon or finally determined in accordance with Article 11; and

8.13.3	the amount of any Indemnity Claim pursuant to Article 9 shall, once paid to S&N, reduce the required amount of Net Worth under this Section 8.13 on a dollar for dollar basis.

During the Net Worth Period and during the period referred to in Section 8.13.2, Nucryst will provide S&N, on a quarterly basis, with certificates of its senior financial officer as to the Net Worth, which certificates shall contain sufficient detail to verify the Net Worth. In the event of a dispute arising between Nucryst and S&N with respect to the application or interpretation of this Section 8.13, then such dispute shall be considered a Dispute to be settled in accordance with the provisions of Article 11.

8.14	Cooperation

The parties shall cooperate fully in good faith with each other and their respective legal advisers, accountants and other representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

8.15	GST Election

S&N Canada and the Vendor agree to jointly elect under Section 167 of the Excise Tax Act to have Subsection 167(1.1) of the Excise Tax Act apply to the sale under this Agreement. S&N Canada will file the election in the manner and within the time prescribed by the Excise Tax Act. S&N Canada will indemnify the Vendor against any Tax assessed against the Vendor as a result of a determination that such election was not available for any reason.

8.16	Section 22 Election in Respect of Accounts Receivable

S&N Canada and the Vendor shall, within the prescribed time limits, jointly execute an election under Section 22 of the Income Tax Act (Canada) in the prescribed form as to the sale of the Accounts Receivable, shall designate therein the face value of the Accounts Receivable sold and the applicable portion of the Purchase Price as the consideration paid by S&N Canada therefor in a manner consistent with the provisions of this Agreement and shall each file two copies of such election with Canada Revenue Agency with their respective returns for the year of sale to make such election.

8.17	Assumed Liabilities Election

To the extent that the Vendor has received any amount in respect of an obligation to deliver goods or services, and S&N Canada has agreed to assume that obligation under this Agreement, Purchased Assets having a fair market value equal to that amount are being transferred to S&N Canada under this Agreement as payment by the Vendor for S&N Canada’s agreement to assume that obligation, and the Vendor and S&N Canada will file an election pursuant to the provisions of subsections 20(24) and 20(25) of the Income Tax Act (Canada), and any corresponding provisions of any other applicable Tax Law, within the prescribed time period.

8.18	Restrictive Covenant Election

S&N Canada and the Vendor agree to jointly execute an election under proposed paragraph 56.4(3)(b) of the Income Tax Act in the prescribed form in respect of the Non-Competition Agreement and the Vendor’s obligations under Section 8.29 hereof.

8.19	Prior Agreements

Upon Closing the parties will effect the following to the extent such is within their control and will use reasonable commercial efforts to effect the following to the extent such is not within their control:

8.19.1	the Prior Supply Agreement shall be terminated with the written consent of all of the parties thereto, and shall no longer be of any force or effect;

8.19.2	the Prior Manufacturing Technology Escrow Agreement shall be terminated with the written consent of all of the parties thereto, and at Closing the “Escrow Agent” (as defined therein) shall deliver to S&N Overseas the “Escrowed Materials” (as defined therein) for S&N Overseas’ own use absolutely, free and clear of all Charges;

8.19.3	the Prior Security Trust Agreement shall be terminated with the written consent of all of the parties thereto, and at Closing the “Security Trustee” (as defined therein) shall release and discharge the “License Security” (as defined therein) in the “Collateral” (as defined therein);

8.19.4	the Prior Trust Indenture shall be terminated with the written consent of all of the parties thereto, and at Closing the “Trustee” (as defined therein) shall release and discharge the “License Security” (as defined therein) in the “Collateral” (as defined therein);

8.19.5	the Prior Subordination and Non-Disturbance Agreement shall be terminated by written consent of all of the parties thereto; and

8.19.6	the Prior Video Production Agreement shall be terminated by written consent of both of the parties thereto, and all licenses between the parties referred to therein shall thereupon expire.

8.20	Privacy Laws

The Vendor and the Subsidiary covenant and agree to, upon request, use reasonable efforts to advise S&N of the purposes for which the Transferred Personal Information was initially collected from or in respect of the individual to which such Transferred Personal Information relates and the additional purposes where the Vendor and the Subsidiary has notified the individual of such additional purpose, and where required by applicable Laws, obtained the consent of such individual to such use or disclosure. In addition to its other obligations hereunder, S&N covenants and agrees to:

8.20.1	prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Personal Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

8.20.2	after the completion of the transactions contemplated herein:

8.20.2.1	collect, use and disclose the Transferred Personal Information only for those purposes for which the Transferred Personal Information was initially collected from or in respect of the individual to which such Transferred Personal Information relates or for the completion of the transactions contemplated herein, unless (a) the Vendor or S&N have first notified such individual of such additional purpose, and where required by applicable Laws, obtained the consent of such individual to such additional purpose, or (b) such use or disclosure is permitted or authorized by applicable Laws, without notice to, or consent from, such individual; and

8.20.2.2	where required by applicable Laws, promptly notify the individuals to whom the Transferred Personal Information relates that the transactions contemplated herein have taken place and that the Transferred Personal Information has been disclosed to S&N; and

8.20.3	should the transactions contemplated herein not be completed, return or, at the option of the Vendor, destroy the Transferred Personal Information; and

notwithstanding any other provision herein, where the disclosure or transfer of personal information to S&N requires the consent of, or the provision of notice to, the individual to which such personal information relates, to not require or accept the disclosure or transfer of such personal information until the Vendor has first notified such individual of such disclosure or transfer and the purpose for same, and where required by applicable Laws, obtained the individual’s consent to same and to only collect, use and disclose such information to the extent necessary to complete the transactions contemplated herein and as authorized or permitted by applicable Laws.

8.21	Post Closing Support

S&N shall provide the Vendor with reasonable support at no cost for a period not to exceed six months following Closing in connection with the Vendor’s need to comply with public reporting obligations, such support to include access to accounting personnel; provided that S&N shall not be obligated to incur any out of pocket costs in connection with the provision of such support.

8.22	Use of “Nucryst” Name

Nucryst hereby grants, as at the Time of Closing, a non-exclusive, world-wide, royalty-free license to S&N to use the Trade-Mark “Nucryst” in the form presently used on packaging materials for the sole purpose of continuing to use existing packaging materials comprised in the Inventories until the earlier of: (i) such time as such packaging materials have been used by S&N and S&N has had the opportunity to change all labeling on products and inventory over to a different name, and (ii) June 30, 2011, and during that period Nucryst will refrain from granting any further license to use the said Trade-Mark to any other Person. S&N shall use all reasonable efforts to sell the Inventories as soon as possible after the Closing Date.

8.23	Third Party Confidential Information

8.23.1	The parties hereto acknowledge and agree that Nucryst has supplied, or may supply, to S&N, in connection with the transactions contemplated by this Agreement, confidential information that was provided to Nucryst by third parties pursuant to written obligations of confidentiality (the “Third Party Confidential Information”) and S&N hereby covenants that until such time as S&N has assumed in writing Nucryst’s obligations to such third parties relating to the Third Party Confidential Information:

8.23.1.1	S&N shall keep all Third Party Confidential Information in strict confidence and shall not use, deal with or exploit the Confidential Information for any purpose other than the purposes for which such information was disclosed to S&N (a “Permitted Purpose”);

8.23.1.2	S&N shall not disclosed the Third Party Confidential Information to any Person other than S&N’s directors, officers or employees who need to know the information for a Permitted Purpose (the “Representatives”);

8.23.1.3	S&N shall only treat the Third Party Confidential Information in a manner consistent with the parties obligations to the applicable third party;

8.23.1.4	prior to disclosing Third Party Confidential Information to a Representative, as contemplated by Section 8.23.1.2, S&N shall ensure that each such Representative will keep the Third Party Confidential Information in strict confidence in a manner consistent with this Section 8.23 as if such Representative was a party hereto and shall be liable for any loss or damage resulting from any Representative failing to do so and notify Nucryst promptly of any unauthorized use or possession of the Third Party Confidential Information that comes to S&N’s attention;

8.23.1.5	in the event that any party is required to disclose Third Party Confidential Information pursuant to any applicable law or an order from a court of competent jurisdiction, S&N shall only disclose such portion of the Third Party Confidential Information that it is legally required to disclose, use all reasonable efforts to obtain confidential treatment for any Third Party Confidential Information so disclosed, and promptly notify Nucryst of the required disclosure and any relevant information in respect thereto so that Nucryst may take appropriate steps to protect such Third Party Confidential Information from such disclosure and satisfy its obligations to the applicable third party;

8.23.1.6	S&N shall not copy or reproduce the Third Party Confidential Information in any form or store the Third Party Confidential Information in a retrieval system or database without the prior consent of Nucryst, except for such copies and storage as may reasonably be required internally by S&N for a Permitted Purpose provided that all copies of the Third Party Confidential Information shall contain the same proprietary notices which may appear on the original; and

8.23.1.7	shall upon request immediately return to Nucryst or destroy, as directed by Nucryst, the Third Party Confidential Information and all copies thereof in any form whatsoever under the power or control of S&N or its Representatives and immediately destroy all compilations, analysis or derivative work relating to the Third Party Confidential Information, and where S&N satisfies its obligation to return or destroy the embodiments of the Third Party Confidential Information by destroying such embodiments, S&N will deliver to Nucryst a certificate signed by an officer of S&N certifying such destruction of such embodiments.

8.23.2	This Section 8.23 shall apply to all Third Party Confidential Information regardless of its form or medium, whether conveyed orally, visually, electronically or in writing, and whether or not it is designated as “confidential”.

8.24	Regarding Representations and Warranties

Neither the Vendor nor the Subsidiary shall take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Closing Date or termination of this Agreement, whichever first occurs.

8.25	Notices of Material Changes

Until Closing, the Vendor shall promptly notify S&N in writing of (i) any material change (actual, anticipated, contemplated or, to the Knowledge of the Vendor, threatened, financial or otherwise) in its business, operations, affairs, assets, capitalization, financial condition, prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, or of any change in any representation or warranty provided by the Vendor or by the Subsidiary in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and the Vendor shall in good faith discuss with S&N any change in circumstances (actual, anticipated, contemplated, or to the Knowledge of the Vendor threatened) which is of such a nature that there may be a reasonable question as to whether notice needs to be given to S&N pursuant to this provision and (ii) any breach by the Vendor or by the Subsidiary of any covenant, obligation or agreement contained in this Agreement.

8.26	Satisfaction of Conditions

Each of the parties to this Agreement shall use reasonable commercial efforts to satisfy or cause satisfaction of the conditions set forth in Section 7.1 in the case of Nucryst and Section 7.3 in the case of S&N, as soon as reasonably possible to the extent that the satisfaction of the same is within the control of Nucryst or S&N, as the case may be, and to take, or cause to be taken, all other actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Agreement, including using its reasonable commercial efforts to:

8.26.1	effect all necessary registrations, filings and submissions of information requested by Governmental Authorities or required to be effected by it in connection with the transactions contemplated by this Agreement or under applicable Laws;

8.26.2	oppose, lift or rescind any injunction or restraining order or other order, proceeding or action challenging or affecting this Agreement or the transactions contemplated hereby by seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated hereby;

8.26.3	fulfill all conditions and satisfy all provisions of this Agreement required to be fulfilled or satisfied by Nucryst or S&N, as the case may be; and

8.26.4	cooperate with each other in connection with the performance by them of their obligations hereunder.

8.27	Refraining from Action

The parties to this Agreement shall not take any action, refrain from taking any action (subject to their commercially reasonable efforts), or permit any action to be taken or not taken, inconsistent with this Agreement or, subject to Section 8.29 in the case of Nucryst, which would reasonably be expected to materially impede the completion of the transactions contemplated hereby, however, in the event that Nucryst or S&N, as the case may be, is required to take any such action or refrain from taking such action (subject to its commercially reasonable efforts), it shall promptly notify the other parties in writing of such circumstances.

8.28	Necessary Filings

The parties to this Agreement will make all necessary filings and applications under applicable Laws required to be made on their part in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such Laws, except in each case to the extent the failure to do so would not reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement.

8.29	Non-Solicitation

8.29.1	The Vendor shall immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any advisors or other parties on its behalf), if any, with any parties (other than S&N and its representatives) conducted before the date of this Agreement with respect to any Acquisition Proposal and shall immediately request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Vendor or the Subsidiary relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured.

8.29.2	Neither the Vendor nor the Subsidiary shall, directly or indirectly, do or authorize or permit any of its officers, directors or employees or any financial advisor, expert, accountant, attorney or other agent or representative retained by it to do, any of the following:

8.29.2.1	solicit, facilitate, initiate or encourage any Acquisition Proposal;

8.29.2.2	enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish to any other Person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other Person to do or seek to do any of the foregoing;

8.29.2.3	waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements relating to the business, operations or assets of the Vendor, including, without limitation, any “standstill provisions” thereunder;

8.29.2.4	accept, recommend, approve or enter into an agreement, understanding, agreement in principle or letter of intent to implement an Acquisition Proposal; and

8.29.2.5	withdraw, change or qualify any of its recommendations or determinations referred to in Section 8.1.2 in a manner adverse to S&N;

provided, however, that notwithstanding any other provision hereof, prior to the approval of the Special Resolution, the Vendor and its officers, directors and advisers:

8.29.2.6	may enter into or participate in any discussions or negotiations with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by the Vendor or any of its officers, directors or employees or any financial advisor, expert, attorney, accountant or other representative retained by either of them) seeks to initiate such discussions or negotiations and, subject to execution of a confidentiality and standstill agreement substantially similar to or more restrictive to such third party than the Confidentiality Agreement (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to S&N as set out below and provided further that such confidentiality agreement shall not include any release of the provisions of the Confidentiality Agreement), may furnish to such third party information concerning the Vendor and the Subsidiary and their business, properties and assets, in each case if, and only to the extent that:

8.29.2.6.1	the third party has first made a written bona fide Acquisition Proposal and the Vendor board of directors has determined in good faith that: (1) funds or other consideration necessary for the Acquisition Proposal are or are likely to be available; (2) after consultation with its financial advisors, the Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction financially superior for the Vendor Shareholders to the transaction contemplated by this Agreement (having regard to the conditions to the obligation of the person making the Acquisition Proposal to complete the transactions that are subject to the Acquisition Proposal and all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof); (3) the Acquisition Proposal is reasonably likely to be consummated; and (4) after receiving the advice of outside counsel, as reflected in minutes of the Vendor board of directors, the taking of such action is necessary for the Vendor board of directors in discharge of its fiduciary duties under applicable Laws (a “Superior Proposal”); and

8.29.2.6.2	prior to furnishing such information to such third party, the Vendor provides prompt notice to S&N to the effect that it is furnishing information to such third party, and, if not previously provided to S&N, copies of all information provided to such third party concurrently with the provision of such information to such third party;

8.29.2.7	shall comply with Multilateral Instrument 62-104 or similar provisions under Applicable Canadian Securities Laws relating to the provision of directors’ circulars and make appropriate disclosure with respect thereto to its securityholders; provided that the circular shall not include a recommendation of any other Acquisition Proposal without the Vendor board of directors first complying with Section 8.29.2.6.1 above; and

8.29.2.8	may accept, recommend, approve or enter into an agreement to implement a Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation:

8.29.2.8.1	the Vendor board of directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Section 8.29.4 and after receiving the advice of outside counsel, as reflected in minutes of the Vendor board of directors, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable Law; and

8.29.2.8.2	the Vendor shall have complied with its obligations set forth in Section 8.29.4, terminated this Agreement in accordance with Section 12.1.6 and concurrently therewith paid the amount required by Section 8.30 to S&N.

8.29.3	The Vendor shall notify S&N orally and in writing of any inquiries, offers or proposals with respect to an Acquisition Proposal and any discussions or negotiations with respect thereto (which written notice shall include, without limitation, details of the proposal, if not previously provided to S&N, copies of all information provided to such third party and all other information reasonably requested by S&N), within 24 hours of the receipt thereof, shall keep S&N informed of the status and details of any such inquiry, offer or proposal and answer S&N’s questions with respect thereto.

8.29.4	The Vendor shall give S&N, orally and in writing, at least 72 hours advance notice of any decision by the Vendor board of directors to accept, recommend, approve or enter into an agreement to implement a Superior Proposal, which notice shall confirm that the Vendor board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, shall identify the third party making the Superior Proposal, and shall provide a true and complete copy thereof (and any agreements or other documents relating thereto) and any amendments thereto. During such 72 hour period, the Vendor agrees not to accept, recommend, approve or enter into any agreement to implement such Superior Proposal and not to release the party making the Superior Proposal from any standstill provisions and not to withdraw, redefine, modify or change its recommendation in respect of the transactions contemplated by this Agreement. In addition, during such 72 hour period, the Vendor shall, and shall cause their financial and legal advisors to, negotiate in good faith with S&N and its financial and legal advisors to make such adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal ceases to constitute a Superior Proposal. In the event S&N proposes to amend this Agreement to provide that the Vendor shall receive consideration hereunder equivalent to an implied value per common share of the Vendor equal to or having a value greater than the value per common share of the Vendor provided in the Superior Proposal and so advises the Vendor board of directors prior to the expiry of such 72 hour period, the Vendor board of directors shall not accept, recommend, approve or enter into any agreement to implement such Superior Proposal and shall not release the party making the Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the transactions contemplated by this Agreement. For the avoidance of doubt, each material revision to an Acquisition Proposal shall be considered a new Acquisition Proposal for purposes of this Section 8.29.

8.29.5	S&N agrees that all information that may be provided to it by the Vendor or the Subsidiary with respect to any Superior Proposal pursuant to this Section 8.29 shall be treated as if it were “Confidential Information” as that term is defined in the Confidentiality Agreement, subject to the exclusions thereto set forth in clause 3 thereof, and shall not be disclosed or used except in accordance with the provisions of the Confidentiality Agreement or in order to enforce its rights under this Agreement in legal proceedings. S&N confirms that it and the directors, officers, employees, advisors, counsel and consultants of S&N are “Representatives” for purposes of the Confidentiality Agreement.

8.29.6	Each party hereto shall hereto ensure that its officers, directors and employees and any investment bankers, experts, accountants, attorneys or other advisers or representatives retained by it are aware of the provisions of this Section 8.29 and the Vendor and the Subsidiary shall be jointly and severally responsible for any breach of this Section 8.29 by any such officers, directors, employees, investment bankers, experts, accountants, attorneys, advisers or representatives.

8.30	Purchaser Damages

If at any time after the execution of this Agreement:

8.30.1	the Vendor board of directors has withdrawn, modified, qualified or changed any of its recommendations or determinations referred to in Section 8.1.2 in a manner adverse to S&N or shall have resolved to do so prior to the Closing Date or has failed to publicly reconfirm any such recommendation upon the request of S&N prior to the earlier of ten days following such request or 72 hours prior to the Meeting; or

8.30.2	a bona fide Acquisition Proposal has been publicly announced or is proposed, offered or made to the Vendor or the Vendor Shareholders prior to the date of the Meeting and the Vendor Shareholders do not approve the Special Resolution or the Special Resolution is not submitted for their approval;

8.30.3	the Vendor board of directors accepts, recommends, approves or enters into an agreement to implement a Superior Proposal; or

8.30.4	the Vendor breaches any of Sections 8.1.1, 8.1.2, 8.1.3 or 8.29 and S&N gives notice to the Vendor that it does not intend to complete the transaction contemplated by this Agreement as a result of such breach;

(each of the above being a “Purchaser Damages Event”), then in the event of the termination of this Agreement pursuant to Section 12.1.5, the Vendor shall pay to S&N the amount of $1,050,000 in immediately available funds to an account designated by S&N within two Business Days after notice of termination of this Agreement has been delivered, and, after such event but prior to payment of such amount, the Vendor shall be deemed to hold such funds in trust for S&N. Such amount shall constitute liquidated damages, and, upon payment in full of such amount to S&N, subject to Section 8.31, S&N shall be precluded from any other remedy against the Vendor or the Subsidiary, at law or in equity or otherwise, and S&N shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Vendor, the Subsidiary or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates in connection with this Agreement or the transactions contemplated hereby. The making of the Acquisition Proposal which results in the Purchaser Damages Event shall not give S&N the right to exercise its right of first offer or right of first refusal contained in the Prior Supply Agreement in respect of such Acquisition Proposal.

8.31	Liquidated Damages

Each party hereto acknowledges that all of the payment amounts set out in Section 8.30 shall constitute payment of liquidated damages which are a genuine pre-estimate of the damages which S&N will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. The Vendor irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that the payment of the amounts pursuant to Section 8.30 is the sole monetary remedy of S&N in relation to the event giving rise to such damages and the resultant termination of this Agreement. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 9

INDEMNIFICATION

9.1	Indemnification by the Vendor and Subsidiary

Subject to Section 9.12, the Vendor and the Subsidiary hereby jointly and severally indemnify and save S&N Canada and S&N Overseas harmless from and against all Loss suffered by S&N Canada and S&N Overseas in respect of or arising out of:

9.1.1	any breach or inaccuracy of representation or warranty and any non-fulfillment or failure to perform any covenant or agreement on the part of the Vendor or the Subsidiary contained in this Agreement or in any certificate, document or instrument delivered by the Vendor or the Subsidiary to S&N Canada and S&N Overseas hereunder;

9.1.2	any liability in respect of Excluded Assets and Excluded Liabilities or liabilities which are not Assumed Liabilities;

9.1.3	any assessment or reassessment for Taxes relating to the Vendor or the Subsidiary for any taxation year or period ending on or before the Closing Date;

9.1.4	any Misrepresentation or alleged Misrepresentation in the Information Circular (except that the Vendor and the Subsidiary shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any Misrepresentation or alleged Misrepresentation based solely on S&N’s Information included in the Information Circular or the negligence, willful misconduct or fraud of S&N);

9.1.5	any transaction fees incurred by Nucryst in connection with the sale of the Purchased Assets hereunder;

9.1.6	the Vendor or the Subsidiary not complying with any requirement of applicable Laws in connection with the transactions contemplated in this Agreement; and

9.1.7	all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

9.2	Indemnification by S&N Canada and S&N Overseas

Subject to Section 9.12, S&N Canada and S&N Overseas hereby jointly and severally indemnify and save the Vendor and the Subsidiary harmless from and against all losses, costs and damages suffered by the Vendor and the Subsidiary in respect of or arising out of:

9.2.1	any breach or inaccuracy of representation or warranty and any non-fulfillment or failure to perform any covenant or agreement on the part of S&N Canada and S&N Overseas contained in this Agreement or in any certificate, document or instrument delivered by S&N Canada and S&N Overseas to the Vendor and the Subsidiary hereunder;

9.2.2	S&N’s or the Nominee’s failure to pay, discharge or perform any of the Assumed Liabilities;

9.2.3	any claim by any Business Employee who accepts S&N Canada’s offer of employment and who has his or her employment terminated by S&N Canada after the Closing;

9.2.4	any GST which may be assessed against the Vendor or the Subsidiary in connection with the sale, assignment or transfer of the Purchased Assets hereunder;

9.2.5	any Misrepresentation or alleged Misrepresentation in the S&N Information included in the Information Circular;

9.2.6	S&N Canada or S&N Overseas not complying with any requirement of applicable Laws in connection with the transactions contemplated in this Agreement;

9.2.7	any transaction fees incurred by S&N in connection with the purchase of the Purchased Assets hereunder; and

9.2.8	all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

9.3	Notice of Claim

If an Indemnified Party becomes aware of a Loss or potential Loss in respect of which the Indemnifying Party has agreed to indemnify it under this Agreement, the Indemnified Party will promptly give written notice of its claim or potential claim for indemnification (an “Indemnity Claim”) to the Indemnifying Party. The notice must specify whether the Indemnity Claim arises as the result of a claim made against the Indemnified Party by a person who is not a party to this Agreement (a “Third Party Claim”) or as a result of a Loss that was suffered directly (a “Direct Claim”), and must also specify with reasonable particularity (to the extent that the information is available)

9.3.1	the factual basis for the Indemnity Claim; and

9.3.2	the amount of the Indemnity Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of an Indemnity Claim in time effectively to contest the determination of any liability capable of being contested, the Indemnifying Party will be entitled to set off against the amount claimed by the Indemnified Party the amount of any Loss incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give the notice on a timely basis.

9.4	Direct Claims

Following receipt of notice from the Indemnified Party of a Direct Claim, the Indemnifying Party will have 30 Business Days to make any investigations it considers necessary or desirable. For the purpose of those investigations, the Indemnified Party will make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with all other information that the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 30-day period (or any mutually agreed upon extension) to the validity and amount of the Direct Claim, the Indemnifying Party will pay immediately to the Indemnified Party the full agreed upon amount of the Direct Claim, failing which the Direct Claim will be submitted to binding arbitration in accordance with Section 11.2.

9.5	Third Party Claims

9.5.1	If the Indemnity Claim relates to a Third Party Claim that the Indemnified Party is required by applicable Law to pay without a prior opportunity to contest it, the Indemnified Party may, despite Sections 9.5.3 and 9.5.4 and 9.5.5.1, make the payment without affecting its right to make an Indemnity Claim in accordance with this Agreement.

9.5.2	The Indemnified Party will promptly deliver to the Indemnifying Party copies of all correspondence, notices, assessments or other written communication received by the Indemnified Party in respect of any Third Party Claim.

9.5.3	The Indemnified Party will not negotiate, settle, compromise or pay any Third Party Claim with respect to which it has asserted or proposes to assert an Indemnity Claim, without the prior consent of the Indemnifying Party, which consent will not be unreasonably withheld.

9.5.4	The Indemnified Party will not cause or permit the termination of any right of appeal in respect of any Third Party Claim which is or might become the basis of an Indemnity Claim without giving the Indemnifying Party written notice of the contemplated or potential termination in time to grant the Indemnifying Party an opportunity to contest the Third Party Claim.

9.5.5	If the Indemnifying Party first acknowledges in writing its obligation to satisfy an Indemnity Claim to the extent of any binding determination or settlement in connection with a Third Party Claim (or enters into arrangements otherwise satisfactory to the Indemnified Party), in any legal or administrative proceeding in connection with the matters forming the basis of a Third Party Claim, the following will apply:

9.5.5.1	the Indemnifying Party will have the right, subject to the rights of any insurer or third party having potential liability for it, by written notice delivered to the Indemnified Party within 30 Business Days of receipt by the Indemnified Party of the notice of the Indemnity Claim to assume carriage and control of the negotiation, defence or settlement of a Third Party Claim and the conduct of any related legal or administrative proceedings at the expense of the Indemnifying Party and by its own counsel;

9.5.5.2	if the Indemnifying Party elects to assume carriage and control, the Indemnified Party will have the right to participate at its own expense in the negotiation, defence or settlement of a Third Party Claim assisted by counsel of its own choosing;

9.5.5.3	each of the Indemnified Party and the Indemnifying Party will make all reasonable efforts to make available to the party hereto who has assumed carriage and control of the negotiation, defence or settlement of a Third Party Claim those employees whose assistance or evidence is necessary to assist such party in evaluating and defending that Third Party Claim and all documents, records and other materials in the possession or control of such party required for use in the evaluation and the defence of that Third Party Claim;

9.5.5.4	despite Sections 9.5.5.1, 9.5.5.2 and 9.5.5.3, the Indemnifying Party will not settle a Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse effect on the Indemnified Party except with the Indemnified Party’s prior written consent; and

9.5.5.5	the Indemnifying Party will indemnify and hold harmless the Indemnified Party of and from any Loss incurred or suffered as a result of the Indemnifying Party’s settlement of the Third Party Claim or conduct of any related legal or administrative proceeding.

9.6	No Delay

The Indemnified Party will pursue any Indemnity Claim made by the Indemnified Party under this Agreement with reasonable diligence and dispatch, and without unnecessary delay.

9.7	Set-off

S&N will be entitled to set-off the amount of any Loss for which indemnification is sought against S&N under Section 9.2 once, if applicable, finally determined in accordance with Section 9.4 or Section 9.5, as the case may be, as damages or by way of indemnification against any other amounts payable by S&N to Nucryst whether under this Agreement or otherwise.

9.8	Tax and Other Adjustments

The amount of any Loss for which indemnification is provided under this Article 9 will be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to that Loss and will be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments under this Agreement, and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of that Loss, to the extent necessary to ensure that the Indemnified Party receives a net amount which, taking into account any net Tax cost or net Tax benefit, is sufficient to fully compensate for the Loss, but results in no net gain to the Indemnified Party. In computing the amount of any such net Tax cost or net Tax benefit, the Indemnified Party will be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

9.9	Exclusive Remedy

The rights of indemnity in this Article 9 are the sole and exclusive remedy of each party hereto and each of its directors, officers and employees:

9.9.1	in respect of Third Party Claims which may be brought against it; and

9.9.2	for monetary compensation for any Loss which it may suffer or incur as a result of, in respect of, or arising out of any non-fulfillment of any covenant or agreement on behalf of another party hereto, or any incorrectness in or breach of any representation or warranty by another party hereto, contained in this Agreement or in any other agreement or document delivered pursuant to this Agreement.

Nothing in this Section 9.9 will prevent: (a) S&N from seeking equitable remedies with respect to a breach of the Non-Competition Agreement by Nucryst; or (b) S&N or Nucryst from seeking equitable remedies with respect to a breach of the agreement entered into pursuant to Section 8.23. This Section 9.9 will remain in full force and effect in all circumstances and will not be terminated by any breach (fundamental, negligent or otherwise) by any party hereto of its covenants, representations or warranties in this Agreement or under any agreement or other document delivered pursuant to this Agreement, or by any termination or rescission of this Agreement.

9.10	Indemnification – Non-Merger

The indemnification covenants contained in this Article 9 will not merge on Closing but will survive subject only to any limits imposed by this Article 9 or Section 5.3 regarding duration of the survival of representations and warranties and making Claims in respect thereof.

9.11	Third Party Indemnification

For the purposes of ensuring that the indemnities provided by each of S&N and Nucryst to the other’s directors, officers and employees are enforceable, it is agreed by the parties hereto that each of S&N and Nucryst is acting as agent for its respective directors, officers and employees with respect to the indemnities intended to be given to those Persons under this Article. Each of S&N and Nucryst agrees that it will hold any right to indemnification that any such director, officer or employee is intended to have under this Article in trust for that Person and that funds received by S&N and Nucryst in respect of any claims by any such director, officer or employee will be held in trust for that Person.

9.12	Minimum and Maximum Liability

S&N shall not be entitled to submit a written notice pursuant to Section 9.3 nor seek relief for any Indemnity Claims until the aggregate of such Indemnity Claims exceeds $25,000, provided that once the aggregate of such Indemnity Claims exceeds that amount S&N shall be entitled to seek relief for all Indemnity Claims regardless of amount. The aggregate amount of all payments made by either Nucryst or S&N in satisfaction of Claims for indemnification under this Article 9 will not exceed the amount of $11 million provided that there shall be no such limit on the amount of indemnification by the Vendor or the Subsidiary in respect by Claims based on fraud on the part of the Vendor or the Subsidiary or where S&N becomes liable for Excluded Liabilities or other liabilities of the Vendor or the Subsidiary that are not Assumed Liabilities or that were not disclosed to S&N prior to the Closing Date.

ARTICLE 10

CLOSING

10.1	Location and Time of the Closing

The Closing shall take place at the Time of Closing on the Closing Date at the offices of Nucryst’s Counsel at Suite 4500, Bankers Hall East, Calgary, Alberta, or at such other place or places or in such other manner as the parties shall agree.

10.2	Deliveries at the Closing

At the Time of Closing, Nucryst shall deliver to S&N all deeds, documents of title, conveyances, bills of sale, transfers, assignments, indentures, instruments and consents (including all consents and approvals referred to in Section 7.1.4) and any other documents necessary or desirable to effect the assignment, transfer and sale of the Purchased Assets to S&N and such other documents as are required or contemplated to be delivered by the Vendor pursuant to this Agreement. At the Time of Closing, S&N shall deliver the Purchase Price to Nucryst and shall deliver such agreements and other documents necessary or desirable to effect the assumption of the Assumed Liabilities pursuant to this Agreement. Nucryst shall deliver actual possession of the Purchased Assets to S&N at the Time of Closing.

10.3	Delivery of Books and Records

At the Time of Closing, Nucryst shall deliver to S&N all books, records, lists of suppliers and customers and other documents, files and data relating to the Business, all of which shall become the property of S&N.

ARTICLE 11

DISPUTE RESOLUTION

11.1	Reasonable Commercial Efforts to Settle Disputes

If any controversy, dispute, claim, question or difference (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity, the parties shall first attempt to settle the Dispute. To this end, they shall consult and negotiate with each other in good faith to obtain an understanding of their mutual interests and to attempt to reach a just and equitable solution satisfactory to all parties.

11.2	Arbitration

If the parties do not reach a solution pursuant to Section 11.1, any party may deliver to the other a notice in writing of its intention to arbitrate. If, within a period of five Business Days following that notice, the parties do not resolve the Dispute, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta), as modified, amended or replaced based upon the following:

11.2.1	the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any party may apply to a judge of the Court of Queen’s Bench to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

11.2.2	the arbitrator shall be instructed that time is of the essence in the arbitration proceeding and shall be instructed to manage the arbitration such that he or she will be in a position to deliver an arbitration award within 90 days of having been appointed;

11.2.3	after written notice is given to refer any Dispute to arbitration, the parties will meet within 15 Business Days of delivery of the notice to arbitrate and will negotiate in good faith to agree upon the rules and procedures for the arbitration, in an effort to expedite the process and otherwise ensure that the process is appropriate given the nature of the Dispute and the values at risk, failing which, the rules and procedures for the arbitration shall be determined by the arbitrator;

11.2.4	the arbitration shall take place in Calgary, Alberta;

11.2.5	except as otherwise provided in this Agreement or otherwise decided by the arbitrator, the fees and other costs associated with the arbitrator shall be shared equally by the parties and each party shall be responsible for its own costs;

11.2.6	the arbitration award shall be given in writing shall provide reasons for the decision, and shall be final and binding on the parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;

11.2.7	judgment upon any award of an arbitrator made pursuant to this Article 11 may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;

11.2.8	all Disputes referred to arbitration (including without limitation the scope of the agreement to arbitrate, any statute of limitations, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive Laws of Alberta and the federal laws of Canada applicable therein; and

11.2.9	the parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.

ARTICLE 12

TERMINATION

12.1	Termination

This Agreement may be terminated by notice in writing:

12.1.1	at any time prior to Closing by mutual written consent of Nucryst and S&N;

12.1.2	by S&N at any time prior to Closing if any representation or warranty of the Vendor and the Subsidiary:

12.1.2.1	that is qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect; and

12.1.2.2	that is not qualified by a reference to a Material Adverse Effect shall be untrue or incorrect in any respect unless the failure to be true or correct has not had or would not reasonably be expected to have a Material Adverse Effect;

and such breach, default or inaccuracy is not curable or, if curable, is not cured by the date which is 30 days from the date of written notice by S&N to Nucryst of such breach, default or inaccuracy (which notice shall be provided by S&N as soon as practicable);

12.1.3	by Nucryst at any time prior to Closing if any representation or warranty of S&N Canada and S&N Overseas shall be untrue or incorrect in any respect;

12.1.4	by S&N if any of the conditions in Section 7.1 have not been satisfied or waived by January 21, 2010;

12.1.5	by S&N upon the occurrence of a Purchaser Damages Event as provided in Section 8.30;

12.1.6	by Nucryst prior to the approval of the Special Resolution, upon the Vendor entering into a definitive agreement with respect to a Superior Proposal, in accordance with the provisions of Section 8.29 and the payment by the Vendor to S&N of the amount required by Section 8.30; and

12.1.7	by Nucryst if any of the conditions in Section 7.3 have not been satisfied or waived by January 21, 2010.

ARTICLE 13

GENERAL MATTERS

13.1	Public Disclosure

Each party hereto shall receive the prior consent, not to be unreasonably withheld, of the other parties prior to issuing or permitting any director, officer, employee or agent to issue, any press release or other written statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, if any party hereto is required by law or administrative regulation to make any disclosure relating to the transactions contemplated herein, such disclosure may be made, but that party will consult with the other parties hereto as to the wording of such disclosure prior to its being made.

13.2	Expenses

Each of the parties hereto shall be responsible for the expenses (including fees and expenses of brokers, legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transactions contemplated hereby. If this Agreement is terminated, the obligation of each party to pay its own costs and expenses is subject to each party’s respective rights arising from a breach or termination.

13.3	Sales Taxes

S&N shall pay all transfer Taxes payable in connection with the sale, assignment or transfer of the Purchased Assets by the Vendor to S&N. Without limiting the generality of the foregoing, the parties shall claim the benefit of any applicable provision of law that allows all or any part of the Purchased Assets to be transferred by the Vendor to S&N without payment of such federal and provincial sales and transfer Taxes.

13.4	Assignment

Except as provided in this Section, neither party may assign its rights or benefits under this Agreement. S&N may, at any time prior to the Time of Closing assign all (but not less than all) of its rights and benefits under this Agreement to any Affiliate of S&N who delivers an instrument in writing to Nucryst confirming that it is bound by and shall perform all of the obligations of S&N under this Agreement as if it were an original signatory hereto; provided that no assignment contemplated above shall relieve S&N of its obligations under this Agreement. In the event of an assignment as contemplated above, any reference in this Agreement to “S&N” shall be deemed to include the assignee. In addition, S&N Canada shall have the right to nominate a Canadian Affiliate of S&N Canada (“Nominee”) to take title to all or part of the Purchased Assets and to assume the related Assumed Liabilities, including, without limitation, the Premises Lease (“Nominated S&N Canadian Assets”), provided that such nomination shall not relieve S&N of its obligations under this Agreement. S&N Canada shall identify, and notify Nucryst in writing of, any Nominee and Nominated S&N Canada Assets to be transferred to the Nominee no later than three (3) Business Days prior to the Closing Date. Nucryst shall transfer the Nominated S&N Canada Assets to the Nominee at Closing and the Nominee shall assume the related Assumed Liabilities at Closing by execution and delivery of an assumption agreement, in form and substance satisfactory to Nucryst and S&N.

13.5	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows:

(a)	if to Nucryst:

Nucryst Pharmaceuticals Corp.

c/o The Westaim Corporation

212 King Street West, Suite 201

Toronto, Ontario M5H 1K5

Attention: Cameron MacDonald

Facsimile: (416) 203-0734

with a copy to Nucryst’s Counsel at:

Bennett Jones LLP

4500 Bankers Hall East

855 - 2nd Street S.W.

Calgary, Alberta T2P 4K7

Attention: Mr. David A. Spencer

Facsimile: (403) 298-2054

(b)	if to S&N:

c/o Smith & Nephew, Inc.

1450 Brooks Road

Memphis, Tennessee 38116

Attention: General Counsel

Facsimile: (901) 396-7824

with a copy to S&N’s Counsel at:

Gowling Lafleur Henderson LLP

1400 Scotia Centre

700 - 2nd Street S.W.

Calgary, Alberta T2P 4V5

Attention: Mr. Brian Hughson

Facsimile: (403) 263-9193

Notwithstanding the foregoing, any notice or other communication required or permitted to be given by any party pursuant to or, in connection with any arbitration procedures contained herein or in any Schedule hereto may only be delivered by hand.

The failure to send or deliver a copy of a notice to S&N’s Counsel or Nucryst’s Counsel, as the case may be, shall not invalidate any notice given under this Section.

13.6	Time of Essence

Time is of the essence in all respects of this Agreement.

13.7	Further Assurances

Each of the parties hereto shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

13.8	Counterparts

This Agreement may be signed in counterparts (including by facsimile or email signature) and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

NUCRYST PHARMACEUTICALS CORP.		NUCRYST PHARMACEUTICALS INC.

Per:	/s/ David B. Holtz	Per:	/s/ David B. Holtz
	Name: David B. Holtz Title: Interim Chief Executive Officer and Chief Financial Officer		Name: David B. Holtz Title: Interim Chief Executive Officer and Chief Financial Officer

Per:		Per:
	Name: Title:		Name: Title:

SMITH & NEPHEW INC.		SMITH & NEPHEW (OVERSEAS) LIMITED

Per:	/s/ R. P. Teasdale	Per:	/s/ R. P. Teasdale
	Name: Roger Peter Teasdale Title: President AWM		Name: Roger Peter Teasdale Title: President AWM

Per:		Per:
	Name: Title:		Name: Title: